EXH.10(i)94
                                                                  CONFORMED COPY


                      ASSET PURCHASE AND SALE AGREEMENT

                                      FOR
              THE DANSKAMMER GENERATING STATION AND RELATED ASSETS


                                 BY AND BETWEEN


                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION

                                       and

                               DYNEGY POWER CORP.






                              Dated August 7, 2000




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

                                TABLE OF CONTENTS
                                                                                                        PAGE

ARTICLE I - Definitions..................................................................................1
   Section 1.1    Definitions............................................................................1
   Section 1.2    Accounting Terms.......................................................................1
ARTICLE II - Purchase and Sale; Assumption of Certain Liabilities........................................1
   Section 2.1    Purchase and Sale......................................................................1
   Section 2.2    Auctioned Assets and Retained Assets...................................................2
   Section 2.3    Assumed Obligations and Retained Liabilities...........................................5
   Section 2.4    Third Party Consents...................................................................9
ARTICLE III - Purchase Price............................................................................10
   Section 3.1    Purchase Price........................................................................10
   Section 3.2    Post-Closing Adjustment...............................................................10
   Section 3.3    Allocation of Purchase Price..........................................................12
ARTICLE IV - The Closing................................................................................13
   Section 4.1    Time and Place of Closing.............................................................13
   Section 4.2    Payment of Purchase Price, Estimated Adjustment Amount
                    and Permitted Capital Expenditure Amount ...........................................13
ARTICLE V - Representations and Warranties of Seller....................................................14
   Section 5.1    Organization; Qualification...........................................................14
   Section 5.2    Authority Relative to This Agreement..................................................14
   Section 5.3    Consents and Approvals; No Violation..................................................14
   Section 5.4    Personal Property.....................................................................15
   Section 5.5    Real Estate...........................................................................15
   Section 5.6    Leases................................................................................15
   Section 5.7    Certain Contracts and Arrangements....................................................16
   Section 5.8    Legal Proceedings.....................................................................16
   Section 5.9    Permits; Compliance with Law..........................................................16
   Section 5.10    Environmental Matters................................................................17
   Section 5.11    Labor Matters........................................................................18
   Section 5.12    ERISA; Benefit Plans.................................................................18
   Section 5.13    Taxes................................................................................19
   Section 5.14    Undisclosed Liabilities..............................................................19
   Section 5.15    Brokers..............................................................................20
   Section 5.16    Insurance............................................................................20
   Section 5.17    Disclaimers..........................................................................20
ARTICLE VI - Representations and Warranties of Buyer....................................................21
   Section 6.1    Organization..........................................................................21
   Section 6.2    Authority Relative to This Agreement..................................................21
   Section 6.3    Consents and Approvals; No Violation..................................................22
   Section 6.4    Availability of Funds.................................................................22
   Section 6.5    Brokers...............................................................................22
   Section 6.6    No Knowledge of Seller's Breach.......................................................23
   Section 6.7    Qualified Buyer.......................................................................23
   Section 6.8    WARN Act..............................................................................23
   Section 6.9    Financial Representations.............................................................23
   Section 6.10    Legal Proceedings....................................................................23
ARTICLE VII - Covenants of the Parties..................................................................23
   Section 7.1    Conduct of Business Relating to the Auctioned Assets..................................23
   Section 7.2    Access to Information.................................................................26
   Section 7.3    Consents and Approvals; Transferable Permits..........................................27
   Section 7.4    Further Assurances....................................................................28
   Section 7.5    Public Statements.....................................................................29
   Section 7.6    Tax Matters...........................................................................29
   Section 7.7    Bulk Sales or Transfer Laws...........................................................30
   Section 7.8    Witness Services......................................................................30
   Section 7.9    Consent Orders........................................................................31
   Section 7.10    Control of Litigation................................................................31
   Section 7.11    Confidentiality......................................................................31
   Section 7.12   Risk of Loss..........................................................................32
   Section 7.13   Tax Exempt Financing..................................................................33
   Section 7.14    Compliance with Governmental Agreements..............................................36
   Section 7.15    Trade Names..........................................................................36
   Section 7.16    Separation Modifications.............................................................36
ARTICLE VIII - Conditions...............................................................................37
   Section 8.1    Conditions Precedent to Each Party's Obligation to Effect
                    the Purchase and Sale...............................................................37
   Section 8.2    Conditions Precedent to Obligation of Buyer to Effect the
                     Purchase and Sale..................................................................38
   Section 8.3    Conditions Precedent to Obligation of Seller to Effect the
                        Purchase and Sale...............................................................39
ARTICLE IX - Employee Matters...........................................................................40
   Section 9.1    Transferred Employees.................................................................40
   Section 9.2    Employment-at-Will....................................................................47
   Section 9.3   WARN Act...............................................................................48
   Section 9.4    COBRA.................................................................................48
ARTICLE X - Indemnification and Dispute Resolution......................................................48
   Section 10.1   Indemnification.......................................................................48
   Section 10.2   Third Party Claims Procedures.........................................................51
ARTICLE XI - Termination................................................................................52
   Section 11.1   Termination...........................................................................52
ARTICLE XII - Miscellaneous Provisions..................................................................52
   Section 12.1   Expenses..............................................................................52
   Section 12.2   Amendment and Modification; Extension; Waiver.........................................53
   Section 12.3   No Survival of Representations or Warranties..........................................53
   Section 12.4   Notices...............................................................................53
   Section 12.5   Assignment; No Third Party Beneficiaries..............................................54
   Section 12.6   Governing Law.........................................................................55
   Section 12.7   Counterparts..........................................................................55
   Section 12.8   Interpretation........................................................................55
   Section 12.9   Jurisdiction and Enforcement..........................................................56
   Section 12.10  Entire Agreement......................................................................57
   Section 12.11  Severability..........................................................................57

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


                       SCHEDULES, APPENDICES AND EXHIBITS


SCHEDULES                  TITLE

Schedule 2.2(a)(i)         Buyer Real Estate
Schedule 2.2(a)(ii)        Capital Spare Parts
Schedule 2.2(a)(iii)(A)    Tangible Personal Property on Buyer Real Estate
Schedule 2.2(a)(iii)(B)    Tangible Personal Property on Seller Real Estate
Schedule 2.2(a)(iv)        Material Contracts
Schedule 2.2(a)(v)         Certain Transferable Permits
Schedule 2.2(a)(vi)        Transferred SO2 Allowances
Schedule 2.2(a)(vii)       Transferred NOx Allowances
Schedule 2.2(b)(i)         Transmission System
Schedule 2.2(b)(ii)(A)     Interconnection Facilities
Schedule 2.2(b)(ii)(B)     Communications Equipment
Schedule 2.2(b)(iv)(D)     Retained Flyash Royalty Agreements
Schedule 2.3(a)(iv)        Seller Consent Orders
Schedule 5.3(a)            Contracts Requiring Third Party Consents
Schedule 5.3(b)            Seller Required Regulatory Approvals
Schedule 5.5(a)            Legal Description of Buyer Real Estate
Schedule 5.5(b)            Map of Buyer Real Estate
Schedule 5.5(c)            Title Report for Buyer Real Estate
Schedule 5.7               Defaults Under Contracts
Schedule 5.8               Legal Proceedings
Schedule 5.9               Permits; Compliance with Law
Schedule 5.10              Environmental Matters
Schedule 5.11              Labor Matters
Schedule 5.12              ERISA; Benefit Plans
Schedule 5.13              Taxes
Schedule 6.3(b)            Buyer Required Regulatory Approvals
Schedule 7.1(b)(vii)       Employee Benefit Changes
Schedule 7.1(b)(ix)        Capital Expenditures
Schedule 7.13              Exempt Facilities; Revenue Bonds
Schedule 7.16              Separation Modifications
Schedule 9.1               Benefit Plans Applicable to Transferred Employees


APPENDICES AND EXHIBITS   TITLE

Appendix A                Definitions
Exhibit A                 Form of Bargain and Sale Deed
Exhibit B                 Form of Assignment and Assumption Agreement
Exhibit C                 Form of Bill of Sale
Exhibit D                 Form of Easement Agreement
Exhibit E                 Form of Guarantee Agreement
Exhibit F                 Form of Interconnection Agreement
Exhibit G                 Form of Local Area Support Agreement
Exhibit H                 Form of Purchase Price Agreement
Exhibit I                 Form of Transition Power Agreement
Exhibit J                 Opinion of Counsel to Seller
Exhibit K                 Opinion of Counsel to Buyer
Exhibit L                 Opinion of Counsel to Guarantor

                        ASSET PURCHASE AND SALE AGREEMENT


     THIS ASSET PURCHASE AND SALE AGREEMENT (including the Appendices, Exhibits and Schedules hereto, this "AGREEMENT"), dated August 7, 2000, by and between Central Hudson Gas & Electric Corporation, a New York corporation ("SELLER"), and DYNEGY POWER CORP., a Delaware corporation ("BUYER," collectively with Seller, the "PARTIES").

     WHEREAS, Seller owns the approximately 500 MW Danskammer Generating Station located in Newburgh, New York (described herein as the "DANSKAMMER STATION") and other assets associated therewith; and


     WHEREAS, Buyer desires to purchase and assume, and Seller desire to sell and assign, the Auctioned Assets (as defined in Section 2.2 below) and certain related liabilities, upon the terms and conditions hereinafter set forth.


     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:


                                    ARTICLE I
                                    ---------
                                   Definitions

     Section 1.1 DEFINITIONS. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given to such terms in APPENDIX A hereto.

     Section 1.2 ACCOUNTING TERMS. Any accounting terms used in this Agreement or the Ancillary Agreements shall, unless otherwise specifically provided, have the meanings customarily given them in accordance with United States generally accepted accounting principles ("GAAP") and all financial computations hereunder or thereunder shall, unless otherwise specifically provided, be computed in accordance with GAAP consistently applied.


                                   ARTICLE II
                                   ----------
              PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

     Section 2.1 PURCHASE AND SALE. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase, assume and acquire from Seller all of Seller's right, title and interest in the Auctioned Assets. In the case of any Auctioned Assets not located at the Danskammer Station (including supplies, materials and spare parts inventory), Buyer agrees that following the Closing, Buyer will bear all risk of casualty or loss with regard to such Auctioned Assets (regardless of whether they remain on Seller Real Estate or otherwise in Seller's possession).

     Section 2.2  AUCTIONED ASSETS AND RETAINED ASSETS.


        (a) AUCTIONED ASSETS. The term "Auctioned Assets" means all of the assets, real and personal property, goodwill and rights of Seller of whatever kind and nature, whether tangible or intangible, in each case, primarily relating to the power generation operations of the Generating Facilities, other than the Retained Assets, including the following:

            (i) all real property and leaseholds and other interests in real property of Seller described on SCHEDULE 2.2(a)(i) hereto, together with all buildings, improvements, structures and fixtures thereon, subject to all Permitted Exceptions (the "BUYER REAL ESTATE");

            (ii) subject to Section 2.4, all inventories of fuels, supplies, materials and spare parts, including Capital Spare Parts, together with and subject to (A) all Permitted Exceptions and (B) all warranties against and guarantees by manufacturers and vendors relating thereto, in each case, other than assets that become obsolete or that are used, consumed, replaced or disposed in the ordinary course of business consistent with past practice or as permitted by this Agreement;

            (iii) (A) the machinery (mobile or otherwise), equipment, facilities, vehicles, tools, furniture and other tangible personal property located on Buyer Real Estate, or temporarily removed from Buyer Real Estate for repairs, servicing or maintenance, including the items of tangible personal property listed on SCHEDULE 2.2(a)(iii)(A), and (B) the machinery (mobile or otherwise), equipment, facilities and other tangible personal property located on Seller Real Estate, or temporarily removed from Seller Real Estate for repairs, servicing or maintenance, to the extent listed on SCHEDULE 2.2(a)(iii)(B), in each case, together with and subject to (1) all Permitted Exceptions, and (2) subject to Section 2.4, all warranties against and guarantees by manufacturers or vendors relating thereto, in each case, other than assets that become obsolete or that are used, consumed, replaced or disposed of in the ordinary course of business consistent with past practice or as permitted by this Agreement;

            (iv) subject to Section 2.4, all right, title and interest of Seller in, to and under all contracts, agreements, personal property leases (whether as a lessor or lessee thereunder), commitments and all other legally binding arrangements, whether oral or written, (A) set forth on SCHEDULE 2.2(a)(iv), (B) if not listed on SCHEDULE 2.2(a)(iv) would not affect the accuracy of the representation and warranty made by Seller in Section 5.7(a) hereof, or (C) otherwise entered into by Seller in accordance with Section 7.1 (collectively, the "CONTRACTS"), in each case, to the extent in full force and effect on the Closing Date;

            (v) subject to Section 7.3(c), the Permits and Environmental Permits that are transferred or transferable by Seller to Buyer (collectively, the "TRANSFERABLE PERMITS"), including the Transferable Permits set forth on
SCHEDULE 2.2(a)(v), in each case, to the extent in full force and effect on the Closing Date;

            (vi) the SO2 Allowances listed on SCHEDULE 2.2(a)(vi) ("TRANSFERRED SO2 ALLOWANCES");

            (vii) the NOx Allowances listed on SCHEDULE 2.2(a)(vii) ("TRANSFERRED NOx ALLOWANCES");

            (viii) (A) all data, information, books, operating records, operating, safety and maintenance manuals, engineering and design plans, blueprints and as-built plans, specifications, drawings, reports, procedures, facility compliance plans, test records and results (including tests performed in accordance with NYISO and NYSRC rules), other records and filings made with regulatory agencies regarding operations at the Generating Facilities, environmental procedures and similar records of Seller necessary for the operation of the Auctioned Assets, to the extent in Seller's possession or readily available, other than such items that are proprietary to third parties and accounting records (collectively, the "OPERATING RECORDS"), and (B) to the extent permitted under applicable law, all personnel files relating to the Transferred Employees, to the extent in Seller's possession and readily available and to the extent such files pertain to (1) skill and development training and resumes, (2) seniority histories, (3) salary and benefit information, (4) active Occupational Safety and Health Act medical reports, and
(5) active medical restriction forms, but not including any performance evaluations or disciplinary records (collectively, the "TRANSFERRED EMPLOYEE RECORDS"); provided, however, that Seller shall be permitted to retain copies, or originals to the extent it provides Buyer with copies of same, of all Operating Records and Transferred Employee Records; and

            (ix) (A) except as excluded by Section 2.2(b)(iv), software (provided, however, that Buyer acknowledges that it will require licenses from third parties in order to be legally entitled to use such software), and (B) a non-exclusive, perpetual, royalty-free license to use solely in connection with the Auctioned Assets the software or other copyrighted material owned by Seller located at Buyer Real Estate.

        (b) RETAINED ASSETS. The term "Retained Assets" means:

            (i) the electric and gas transmission and distribution facilities owned, controlled or operated by Seller for purposes of providing point-to-point transmission service, network integration service and distribution service and other related purposes, including the real property and equipment located at the Danskammer Substation, used in controlling continuity between the Generating Facilities and the transmission and distribution facilities and for other purposes, including those described on SCHEDULE 2.2(b)(i) hereto (the "TRANSMISSION SYSTEM");

            (ii) (A) except as set forth in Section 2.2(a)(iii), all Interconnection Facilities and other transmission, distribution and substation machinery, equipment and facilities and related support equipment located on Buyer Real Estate or Seller Real Estate or temporarily removed from Buyer Real Estate or Seller Real Estate for repairs, servicing or maintenance, including items listed on SCHEDULE 2.2(b)(ii)(A); (B) all Interchange Meters installed by Seller; (C) Communications Equipment and related support equipment (1) located on Buyer Real Estate or temporarily removed from Buyer Real Estate for repairs, servicing or maintenance and listed on SCHEDULE 2.2(b)(ii)(B) or acquired by Seller after the date of this Agreement and designated by Seller as a Retained Asset or (2) located on Seller Real Estate or temporarily removed from Seller Real Estate for repairs, servicing or maintenance; and (D) all Protective Relaying Systems not located on Buyer Real Estate;

            (iii) (A) all cash, cash equivalents, bank deposits and accounts receivable, and any income, sales, payroll or other tax receivables; and (B) certificates of deposit, shares of stock, securities, bonds, debentures, evidence of indebtedness, interests in joint ventures, partnerships, limited liability companies and other entities;

     (iv) (A) all mainframe computer systems of Seller, (B) the code to all software described in Section 2.2(a)(ix)(B), (C) all software, copyrights, know-how or other proprietary information not primarily relating to the power generation operations of the Generating Facilities, including software, copyrights, know-how or other proprietary information licensed to Buyer pursuant to Section 2.2(a)(ix)(B) and (D) the flyash royalty agreements listed on
Schedule 2.2(b)(iv)(D);

            (v) the names "Central Hudson Gas & Electric Corporation" and "Central Hudson" and any related or similar trade names, trademarks, service marks or logos (and any rights to and in the same, including any right to use the same);

            (vi) (A) any refund, credit, adjustment or reconciliation arising out of or relating to the activities of Seller prior to or on the Closing Date (including any refund, credit, adjustment or reconciliation from the NYISO), and
(B) subject to Section 7.6(d), any refund or credit related to Taxes attributable to taxable periods (or portions thereof) prior to or on the Closing Date, and sewer rents or water charges or any other liabilities or obligations paid prior to or on the Closing Date in respect of the Auctioned Assets;

            (vii) personnel records (other than Transferred Employee Records) and all other records (other than Operating Records);

            (viii) (A) all Emission Reduction Credits or Greenhouse Gas Emission Reduction Credits that are attributable to (1) any emission reduction activities of Seller which occurred prior to or on the Closing Date, and (2) any emission reduction activities of Seller which occur following the Closing Date at any locations (other than the Generating Facilities), (B) any SO2 Allowances that are not Transferred SO2 Allowances, and (C) any NOx Allowances that are not Transferred NOx Allowances;

            (ix) the Seller Real Estate;

            (x) all of Seller's rights and interests in any intracompany transaction involving Seller and its Affiliates including any ownership or operating agreements, whether or not such transaction relates to the provision of goods and services, payment arrangements, charges or balances, or the like unless specifically included in the Auctioned Assets;

            (xi) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favor of Seller arising out of or relating to activities of Seller prior to or on the Closing Date other than those pertaining to the Assumed Obligations; and

            (xii) any other asset that is not described with particularity in this Agreement as an Auctioned Asset.

     Section 2.3   ASSUMED OBLIGATIONS AND RETAINED LIABILITIES.


        (a) ASSUMED OBLIGATIONS. At the Closing, Buyer shall assume, and following the Closing, shall discharge, all of the liabilities and obligations, direct or indirect, known or unknown, absolute or contingent, which relate to the Auctioned Assets or are otherwise specified below, other than the Retained Liabilities (collectively, the "ASSUMED OBLIGATIONS"), including:

            (i) except as set forth in Section 2.3(b)(ii), any liabilities and obligations under the Contracts;

            (ii) any liabilities and obligations for goods and fuels delivered or services rendered following the Closing Date relating to the Auctioned Assets;

            (iii) except as set forth in Section 2.3(b)(iii) or (iv), any Environmental Liability, including but not limited to any Environmental Liability arising out of or in connection with: (i) any actual or alleged violation of, noncompliance with, or failure to act in accordance with any standard of conduct of, any Environmental Law prior to, on or after the Closing with respect or relating to the ownership or operation of the Auctioned Assets;
(ii) the condition of any Auctioned Assets prior to, on or after the Closing, including any actual or alleged presence, discharge, disposal, Release or threatened Release of any Hazardous Substance at, on, in, under or migrating onto or from the Auctioned Assets prior to, on or after the Closing; (iii) any alleged or actual personal or bodily injury or property damage of any kind (including but not limited to wrongful death, loss of consortium, diminution of value, nuisance and trespass) arising out of or relating to any actual or alleged exposure to any Hazardous Substance in, on, from or relating to the Auctioned Assets prior to, on or after the Closing; (iv) any Release or threatened Release of any Hazardous Substance following the Closing from the Buyer Facilities or otherwise originating from or relating to equipment owned or used by Buyer that is located on any Seller Real Estate; and (v) the transportation, storage, recycling, Release or threatened Release of any Hazardous Substance in any way arising from or associated with the Auctioned Assets at or to any location, following the Closing;

            (iv) any liabilities and obligations under all the consent orders listed on SCHEDULE 2.3(a)(iv) (the "SELLER CONSENT ORDERS") and identified thereon as the "Assumed Consent Order Obligations" (the "ASSUMED CONSENT ORDER OBLIGATIONS");

            (v) except as set forth in Section 2.3(b)(iv), any liabilities and obligations with respect to the Permits to the extent arising or accruing after the Closing Date;

            (vi) (A) all wages, overtime, employment taxes, workers compensation benefits, occupational safety and health liabilities or other similar liabilities and obligations in respect of Transferred Employees arising or accruing following the Closing Date, and (B) all other liabilities and obligations with respect to the Transferred Employees for which Buyer is responsible pursuant to Article IX;

            (vii) (A) any liabilities and obligations in respect of any personal or bodily injury (including but not limited to any claims based on wrongful death and loss of consortium) or property (real or personal) damage claim relating to, resulting from, or arising out of the Auctioned Assets, or (B) any liabilities and obligations in respect of any discrimination, wrongful discharge or unfair labor practice claim by any Transferred Employee, in the case of each of the foregoing clauses (A) and (B) to the extent arising or accruing after the Closing Date;

            (viii) any liabilities and obligations, with respect to the periods that include the Closing Date, with respect to real or personal property rent, Taxes based on the ownership or use of property, utilities charges and similar charges that primarily relate to the Generating Facilities (collectively, the "PRORATED ITEMS"), to the extent such Prorated Items relate to the period following the Closing Date, including (A) personal property taxes, real estate and occupancy taxes, assessments and other charges, (B) rent and all other items payable by Seller under any Contract, (C) any fees with respect to any Transferable Permit and (D) sewer rents and charges for water, telephone, electricity and other utilities, in each case calculated by multiplying the amount of any such Prorated Item by a fraction the numerator of which is the number of days in such period beginning after the Closing Date and the denominator of which is the number of days in such period;

            (ix) any liabilities and obligations in respect of Taxes (other than Prorated Items) attributable to the Auctioned Assets arising or accruing during taxable periods (or portions thereof) beginning after the Closing Date; and

            (x) any liabilities and obligations under the Ancillary Agreements in respect of the Auctioned Assets arising after the Closing Date.

        (b) RETAINED LIABILITIES. Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations (the "RETAINED LIABILITIES"):

            (i) any liabilities and obligations of Seller primarily relating to any Retained Assets;

            (ii) any liabilities and obligations of Seller under the Contracts for (A) goods and fuels delivered or services rendered prior to or on the Closing Date, and (B) breaches by the Seller of its obligations thereunder occurring prior to or on the Closing Date;

            (iii) (A) any cost of environmental remediation or natural resource damages in connection with the Release or threatened Release of Hazardous Substances that were disposed of by or on behalf of Seller at any Off-Site location prior to or on the Closing; (B) any Environmental Liability of Seller arising out of or in connection with any Release or threatened Release of any Hazardous Substance following the Closing Date from the Seller Facilities or any equipment owned or used by Seller that is located on Buyer Real Estate, (C) any liability of Seller in respect of any bodily injury claim relating to the actual or alleged exposure of a third party to asbestos at the Auctioned Assets prior to or on the Closing Date but only if such claim has been filed prior to or on the Closing Date in a state or federal court having jurisdiction to hear such claim (the claims described in clause (C) above are the "RETAINED ASBESTOS-RELATED CLAIMS"), and (D) the liabilities and obligations relating to the Auctioned Assets under the Seller Consent Orders, except the Assumed Consent Order Obligations;

            (iv) any monetary fines, punitive damages, penalties and interest thereon (excluding (A) natural resource damages, (B) clean up or remediation costs, and (C) other costs of a similar nature) imposed by a Governmental Authority to the extent arising out of or relating to acts or omissions of Seller in respect of the Auctioned Assets prior to or on the Closing Date;

            (v) (A) all wages, pensions, benefits, severance pay, overtime, employment taxes, workers compensation benefits, occupational safety and health liabilities or other similar liabilities and obligations in respect of Transferred Employees to the extent arising or accruing prior to or on the Closing Date and (B) all other liabilities and obligations with respect to the Transferred Employees for which Seller is responsible pursuant to Article IX;

            (vi) any liabilities and obligations (A) in respect of any personal injury or property damage claim (other than any Environmental Liabilities which are Assumed Obligations pursuant to Section 2.3(a)(iii) above) relating to the Auctioned Assets or (B) in respect of any actual or alleged discrimination, wrongful discharge, violations of any collective bargaining agreements, contested claims for pension or welfare benefits, contested unemployment insurance claims, unfair labor practice, harassment, retaliation, constructive termination or any similar claim by any Transferred Employee, in the case of each of the foregoing clauses (A) and (B), to the extent arising out of or relating to acts or omissions of Seller prior to or on the Closing Date;

            (vii) any liabilities and obligations, with respect to periods prior to or on the Closing Date, for the Prorated Items, calculated as set forth in
Section 2.3(a)(viii);

            (viii) any liabilities and obligations in respect of Taxes (other than Prorated Items) attributable to the Auctioned Assets arising or accruing during taxable periods (or portions thereof) ending before the Closing Date;

            (ix) any liabilities and obligations for money borrowed relating to a Permitted Exception (except to the extent expressly included as an Assumed Obligation);

            (x) any liabilities and obligations arising after the date of this Agreement in respect of which Seller has provided pursuant to Section 7.1(d)(ii) that such liabilities and obligations shall not be assumed or retained by Buyer; and

            (xi) any liabilities and obligations of Seller under the Ancillary Agreements in respect of the Retained Assets.

        Section 2.4 THIRD PARTY CONSENTS.

        (a) Notwithstanding Section 2.2(a)(ii), (iii) or (iv), to the extent that Seller's rights under any Contract or warranty may not be assigned without the consent of another person, which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain prior to the Closing any such required consents with respect to any Material Contracts or material warranties.

        (b) The Parties agree that if any consent to an assignment of any such Material Contract or material warranty shall not be obtained or if any attempted assignment would in Seller's reasonable opinion be ineffective or would impair any material rights and obligations of Buyer under such Material Contract or material warranty, as applicable, so that Buyer would not acquire the benefit of all such rights and obligations, Seller's, to the maximum extent permitted by law and such Material Contract or material warranty, as applicable, shall after the Closing appoint Buyer to be Seller's representative and agent with respect to such Material Contract or material warranty, as applicable, and Seller shall, to the maximum extent permitted by law and such Material Contract or material warranty, as applicable, enter into such reasonable arrangements with Buyer as are necessary to provide Buyer with the benefits and obligations of such Material Contract or material warranty, as applicable. Seller and Buyer shall cooperate and shall each use their reasonable best efforts after the Closing to obtain an assignment of each such Material Contract or material warranty, as applicable, to Buyer.

                                  ARTICLE III
                                  -----------
                                 PURCHASE PRICE

     Section 3.1 PURCHASE PRICE. The purchase price for the Auctioned Assets shall be as set forth in the Purchase Price Agreement. In addition to the Purchase Price (as defined in the Purchase Price Agreement), Buyer shall pay Seller the Inventory Adjustment Amount and the Permitted Capital Expenditures Amount pursuant to the provisions of this Article III and Article IV herein.

     Section 3.2   POST-CLOSING ADJUSTMENT.

        (a) Within twenty (20) Business Days after the Closing, Seller shall prepare and deliver to Buyer a statement (an "INVENTORY ADJUSTMENT STATEMENT") which reflects the book cost, as reflected on the books of Seller, as maintained by Seller, as of the Closing Date, of all fuel inventory and supplies, materials and spare parts (other than Capital Spare Parts) inventory included in the Auctioned Assets (the "INVENTORY ADJUSTMENT AMOUNT") and, upon request of Buyer, related accounting material used by Seller to prepare the Inventory Adjustment Statement. The Inventory Adjustment Amount will be based, in respect of fuel, on the actual fuel inventory on the Closing Date and, in respect of supplies, materials and spare parts (other than Capital Spare Parts), on an inventory survey conducted within ten (10) Business Days prior to the Closing Date, in each case, consistent with the inventory procedures of Seller in effect as of the date of this Agreement (the "INVENTORY SURVEY"). Seller shall provide reasonable notice to Buyer of the date and time of the Inventory Survey and will permit an employee, or representative, of Buyer to observe the Inventory Survey. The Inventory Adjustment Statement shall be prepared using (i) GAAP, and (ii) the same rolling average unit costs that Seller has historically used to calculate the book cost of the Auctioned Assets' fuel and supplies, materials and spare parts (other than Capital Spare Parts) inventory. Buyer agrees to cooperate with Seller in connection with the preparation of the Inventory Adjustment Statement and related information, and shall provide to Seller such access, books, records and information as may be reasonably requested from time to time. Buyer hereby acknowledges that (i) the book value of the fuel inventory as reflected on the books of Seller does not include any petroleum business taxes and similar excise taxes on sales of petroleum based products imposed by Governmental Authorities and (ii) any such taxes shall be paid by Buyer pursuant to Section 7.6(a) herein.

        (b) Buyer may dispute the quantity delivered or quality of any inventory item shown on the Inventory Adjustment Statement, or the mathematical calculations reflected therein, by notifying Seller in writing of the disputed amount, and the basis of such dispute, within twenty (20) Business Days of Buyer's receipt of the Inventory Adjustment Statement; provided, however, that in respect of the quality of any inventory item, Buyer may not dispute Seller's normal and customary methods for accounting for excess inventory nor the quality of any item if such item functions for its intended purpose. Buyer shall have no right to dispute any other matter in respect of the Inventory Adjustment Statement, including historical rolling average unit costs used to calculate the book cost of the inventory or the appropriateness, under GAAP or otherwise, of using such historical rolling average unit cost to determine the book cost of any particular item of inventory. In the event of a dispute with respect to the quantity or quality of any inventory item shown on the Inventory Adjustment Statement, or the mathematical calculations reflected therein, Buyer and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. If Buyer and Seller are unable to reach a resolution of such differences within twenty (20) Business Days of receipt of Buyer's written notice of dispute to Seller, Buyer and Seller shall submit the amounts remaining in dispute for determination and resolution to PricewaterhouseCoopers LLP or any other accounting firm of recognized national standing reasonably acceptable to Seller and Buyer (the "ACCOUNTANTS"), which shall be instructed to determine and report to the Parties, within twenty (20) Business Days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the Parties with respect to the amounts disputed. The fees and disbursements of the Accountants shall be allocated between Buyer and Seller so that Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of the remaining disputed amounts so submitted by Buyer to the Accountants that is unsuccessfully disputed by Buyer (as finally determined by the Accountants) bears to the total amount of such remaining disputed amounts so submitted by Buyer to the Accountants.

        (c) If the Inventory Adjustment Amount is greater or less than the Estimated Inventory Adjustment Amount, then on the Inventory Adjustment Date (as defined below), (i) to the extent that the Inventory Adjustment Amount exceeds the Estimated Inventory Adjustment Amount, Buyer shall pay to Seller the amount of such excess, and (ii) to the extent that the Inventory Adjustment Amount is less than the Estimated Inventory Adjustment Amount, Seller shall pay to Buyer the amount of such deficiency. "Inventory Adjustment Date" means (1) if Buyer does not disagree in any respect with the Inventory Adjustment Statement, the twenty-third (23rd) Business Day following Buyer's receipt of the Inventory Adjustment Statement or (2) if Buyer shall disagree in any respect with the Inventory Adjustment Statement, the third Business Day following either the resolution of such disagreement by the Parties or a final determination by the Accountants in accordance with Section 3.2(b). Any amount paid under this
Section 3.2(c) shall be paid with interest for the period commencing on the Closing Date through the date of payment, calculated based on a 360-day year at the prime rate of Citibank, N.A. in effect on the Closing Date, and in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer or Seller, as the case may be.

     Section 3.3 ALLOCATION OF PURCHASE PRICE. Buyer shall deliver to Seller at Closing a preliminary allocation among the Auctioned Assets of the amount payable by Buyer to Seller pursuant to Section 3.1 hereof, and, as soon as practicable following the Closing (but in any event within 10 Business Days following the final determination of the Closing Adjustment Amount), Buyer shall prepare and deliver to Seller a final allocation of the amount payable by Buyer to Seller pursuant to Section 3.1 hereof, and the post-closing adjustment pursuant to Section 3.2, among the Auctioned Assets (the "ALLOCATION"). The Allocation shall be consistent with Section 1060 of the Code and the Treasury Regulations thereunder. Seller hereby agrees to accept Buyer's Allocation unless Seller determines that such Allocation was not prepared in accordance with
Section 1060 of the Code and the regulations thereunder ("APPLICABLE LAW"). If Seller so determines, Seller shall within 20 Business Days thereafter propose any changes necessary to cause the Allocation to be prepared in accordance with Applicable Law. Within 10 Business Days following delivery of such proposed changes, Buyer shall provide Seller with a statement of any objections to such proposed changes, together with a reasonably detailed explanation of the reasons therefor. If Buyer and Seller are unable to resolve any disputed objections within 10 Business Days thereafter, such objections shall be referred to the Accountants, whose review will be limited to whether Buyer's Allocation of such disputed items regarding the Allocation was prepared in accordance with Applicable Law. The Accountants shall be instructed to deliver to Seller and Buyer a written determination of the proper allocation of such disputed items within 20 Business Days. Such determination shall be conclusive and binding upon the parties hereto for all purposes, and the Allocation shall be so adjusted (the Allocation, including the adjustment, if any, to be referred to as the "FINAL ALLOCATION"). Fees and disbursements of the Accountants attributable to the Allocation shall be shared by Buyer and Seller on the basis of their respective percentages of the disputed items which were allocated by the Accountants to the other Party hereunder. Each of Buyer and Seller agrees to timely file Internal Revenue Service Form 8594, and all Federal, state, local and foreign Tax Returns, in accordance with such Final Allocation and to report the transactions contemplated by this Agreement for Federal Income Tax and all other tax purposes in a manner consistent with the Final Allocation. Each of Buyer and Seller agrees to promptly provide the other party with any additional information and reasonable assistance required to complete Form 8594, or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder. Each of Buyer and Seller shall timely notify the other Party and each shall timely provide the other Party with reasonable assistance in the event of an examination, audit or other proceeding regarding the Final Allocation.

                                   ARTICLE IV
                                   ----------
                                   THE CLOSING

     Section 4.1 TIME AND PLACE OF CLOSING. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII, the closing of the sale of the Auctioned Assets contemplated by this Agreement (the "CLOSING") will take place on such date as the Parties may agree, which date shall be as soon as practicable, but no later than ten (10) Business Days, following the date on which all of the conditions set forth in Article VIII have been satisfied or waived, at 10 a.m., local time, at the offices of Dickstein Shapiro Morin & Oshinsky LLP in New York, New York, or at such other place or time as the Parties may agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date"; provided, however, that if the Closing occurs and the payments by Buyer pursuant to Section 4.2 hereof (including any amounts payable by Buyer under the Purchase Price Agreement) are not received in the accounts designated by Seller pursuant to Section 4.2(a) prior to 4:00 p.m., local time, on such date, then the "Closing Date" shall be the immediately following Business Day. The time at which the Closing shall be deemed effective shall be midnight on the Closing Date. For the avoidance of doubt, midnight means the end of the day on the Closing Date.

     Section 4.2 PAYMENT OF PURCHASE PRICE,ESTIMATED ADJUSTMENT AMOUNT AND PERMITTED CAPITAL EXPENDITURES AMOUNT.

     (a) At the Closing, in addition to any amounts payable by Buyer under the Purchase Price Agreement, Buyer will pay or cause to be paid to Seller by wire transfer of immediately available funds to an account or accounts previously designated in writing by Seller an amount in United States dollars equal to the sum of (a) the Estimated Inventory Adjustment Amount, plus (b) the amount expended by Seller between the date hereof and the Closing Date for Permitted Capital Expenditures (the "PERMITTED CAPITAL EXPENDITURES AMOUNT") as set forth in the Permitted Capital Expenditures Report.

     (b) At least five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer its good faith estimate of the Inventory Adjustment Amount, which estimate shall be certified in writing by an appropriate officer of Seller (the "ESTIMATED INVENTORY ADJUSTMENT AMOUNT"). On or before the Closing Date, Seller shall provide to Buyer a report, which details the Permitted Capital Expenditures Amount (the "PERMITTED CAPITAL EXPENDITURES REPORT").

                                   ARTICLE V
                                   ---------
                    REPRESENTATIONS AND WARRANTIES OF SELLER


     Seller represents and warrants to Buyer as follows:

     Section 5.1 ORGANIZATION; QUALIFICATION. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate the Auctioned Assets and to carry on the business of the Auctioned Assets as currently conducted.

     Section 5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Seller or by a committee thereof to whom such authority has been delegated and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements to which Seller is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which Seller is a party have been duly and validly executed and delivered by Seller and, assuming that this Agreement and the Ancillary Agreements to which Seller is a party constitute valid and binding agreements of Buyer, subject to the receipt of the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

     Section 5.3   CONSENTS AND APPROVALS; NO VIOLATION.

        (a) Subject to obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery by Seller of this Agreement or the Ancillary Agreements to which Seller is a party nor the consummation by Seller of any of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Seller, (ii) except as set forth on
SCHEDULE 5.3(A), result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller, or any of the Auctioned Assets, may be bound, except (x) for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect or (y) for those requirements which become applicable to Seller as the result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or the Auctioned Assets, except for such violations which would not, individually or in the aggregate, create a Material Adverse Effect.

        (b) Except for (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the Required Regulatory Approvals set forth on SCHEDULE 5.3(b) attached hereto (collectively, the "SELLER REQUIRED REGULATORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Seller of the transactions contemplated hereby or by the Ancillary Agreements to which Seller is a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals (A) which, if not obtained or made, would not individually or in the aggregate, create a Material Adverse Effect or (B) which relate to the Transferable Permits.

     Section 5.4 PERSONAL PROPERTY. Except for Permitted Exceptions, Seller has good and marketable title, free and clear of all Encumbrances, to all personal property included in the Auctioned Assets.

     Section 5.5 REAL ESTATE. Except for Permitted Exceptions, Seller has good and marketable title, free and clear of all Encumbrances, to the Buyer Real Estate. SCHEDULE 5.5(a) contains a legal description of the Buyer Real Estate. Copies of the most recent real property map and certificate of title and title report in the possession of Seller with respect to the Buyer Real Estate or any portion thereof are listed on SCHEDULE 5.5(b) and SCHEDULE 5.5(c), respectively.

     Section 5.6 LEASES. Except as set forth on SCHEDULE 2.2(a)(iv) or on the title report referenced on SCHEDULE 5.5(c), as of the date of this Agreement, Seller is neither a tenant nor a licensee, landlord or lessor under any real property leases or licenses which (a) are to be transferred and assigned to Buyer on the Closing Date, and (b) (i) provide for annual payments of more than $100,000 or (ii) are material to the Auctioned Assets.

     Section 5.7 CERTAIN CONTRACTS AND ARRANGEMENTS. (a) Except for (i) any contract or agreement listed on SCHEDULE 2.2(a)(iv) (the "MATERIAL CONTRACTS"),
(ii) Contracts which will expire prior to the Closing Date or that are permitted to be entered into under this Agreement and (iii) Contracts that provide for annual payments after the date hereof of less than $100,000, Seller is not a party to any contract which is material to the business or operations of the Auctioned Assets.

        (b) Each Contract to which Seller is a party (i) constitutes a valid and binding obligation of Seller, and, to the Knowledge of Seller, of the other parties thereto, and (ii) to the Knowledge of Seller, is in full force and effect.

        (c) Except as set forth on SCHEDULE 5.7 attached hereto, to the Knowledge of Seller, there is not, under any of the Contracts to which Seller is a party, any default or event which, with notice or lapse of time or both, would constitute a material default by Seller, except for such events of default and other events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect.

     Section 5.8 LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 5.8 or in Seller's Filed Seller SEC Documents, as of the date of this Agreement, there are no claims, actions, proceedings or investigations (including condemnation proceedings) pending or, to the Knowledge of Seller, threatened against or relating to Seller with respect to the business or operations of the Auctioned Assets, before any Governmental Authority which would, individually or in the aggregate, be reasonably expected to create a Material Adverse Effect. Except for the Assumed Consent Order Obligations, with respect to the business or operations of the Auctioned Assets, Seller is not, as of the date of this Agreement, subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority which could create a Material Adverse Effect. The representations and warranties of Seller set forth in this Section
5.8 shall not apply to, and do not cover, any environmental matters which, with respect to any representations and warranties of Seller, are exclusively governed by Section 5.10.

     Section 5.9 PERMITS; COMPLIANCE WITH LAW. Except as set forth on SCHEDULE
5.9 or in Seller's Filed Seller SEC Documents, Seller holds, and is in compliance with, all Permits necessary to conduct the business and operations of the Auctioned Assets as currently conducted, and, to the Knowledge of Seller, Seller is otherwise in compliance with all laws, statutes, orders, rules, regulations, ordinances or judgments of any Governmental Authority applicable to the business and operations of the Auctioned Assets, except for such failures to comply with Permits, or such failures to be in compliance with such laws, statutes, orders, rules, regulations, ordinances or judgments, which would not, individually or in the aggregate, create a Material Adverse Effect. Except as set forth on SCHEDULE 5.9, Seller has not received any written notification that it is in violation of any of such Permits or laws, statutes, orders, rules, regulations, ordinances or judgments, except for notifications of violations which would not, individually or in the aggregate, create a Material Adverse Effect. The representations and warranties of Seller set forth in this Section
5.9 shall not apply to, and do not cover, any environmental matters which, with respect to any representations and warranties of Seller, are exclusively governed by Section 5.10.

     Section 5.10 ENVIRONMENTAL MATTERS.

        (a) Except as set forth in SCHEDULE 5.10 or disclosed in Seller's Filed Seller SEC Documents, Seller holds, and is in compliance with, the Environmental Permits required for Seller to conduct the business and operations of the Auctioned Assets as currently conducted under applicable Environmental Laws, and, to the Knowledge of Seller, Seller is otherwise in compliance with applicable Environmental Laws on the date hereof with respect to the business and operations of the Auctioned Assets, except for such failures to hold or comply with such Environmental Permits, or such failures to be in compliance with such applicable Environmental Laws on the date hereof, which would not, individually or in the aggregate, create a Material Adverse Effect.

        (b) Except as set forth in SCHEDULE 5.10 or disclosed in Seller's Filed Seller SEC Documents, Seller has not received any written notice of a violation, proceeding or investigation of any Environmental Law, or been notified that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar state law with respect to any real property included in the Buyer Real Estate or in any lease forming part of the Auctioned Assets, except for such matters under such Environmental Laws as would not, individually or in the aggregate, create a Material Adverse Effect.

        (c) Except as set forth in SCHEDULE 5.10 or disclosed in Seller's Filed Seller SEC Documents, with respect to the business and operations of the Auctioned Assets, Seller is not subject to any outstanding judgment, decree or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any applicable Environmental Law, except for (i) the Seller Consent Orders and (ii) such judgments, decrees or judicial orders that would not, individually or in the aggregate, create a Material Adverse Effect.

        (d) Except as set forth in SCHEDULE 5.10 or disclosed in Seller's Filed Seller SEC Documents, as of the date of this Agreement, there are no claims, actions, proceedings or investigations pending, or to the Knowledge of Seller, threatened against or relating to Seller, with respect to the exposure at the Auctioned Assets of any person to Hazardous Substances, except for (i) the Retained Asbestos-Related Claims and (ii) such claims, actions, proceedings or investigations which, if adversely determined, would not, individually or in the aggregate, create a Material Adverse Effect.

        For purposes of the representations and warranties made in this Article V, Seller specifically disclaims any representations and warranties with respect to standards of performance for new stationary sources promulgated under Section 111 of the Federal Clean Air Act, 42 U.S.C. ss. 7411. The representations and warranties made in this Section 5.10 are the exclusive representations and warranties of Seller relating to environmental matters as of the date hereof.

     Section 5.11 LABOR MATTERS. Seller has previously made available to Buyer copies of all collective bargaining agreements, and amendments thereto, to which Seller is a party or is subject and which relate to the business or operations of the Auctioned Assets. Except as set forth on SCHEDULE 5.11, with respect to the business and operations of the Auctioned Assets, as of the date of this Agreement, (a) Seller is in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, health and safety, and wages and hours, occupational safety and health, plant closings, mass layoffs, (b) Seller has not received written notice of any unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or affecting Seller, (d) Seller has not received notice that any representation petition respecting the employees of Seller has been filed with the National Labor Relations Board, (e) no arbitration proceeding arising out of or under collective bargaining agreements is pending against Seller and (f) Seller has not experienced any primary work stoppage since December 31, 1998, except, in the case of each of the foregoing clauses, for such matters as would not, individually or in the aggregate, create a Material Adverse Effect.

     Section 5.12 ERISA; BENEFIT PLANS. SCHEDULE 5.12 sets forth a list of all material deferred compensation, profit-sharing, retirement and pension plans and all material bonus and other material employee benefit or fringe benefit plans maintained, or with respect to which contributions have been made, by Seller with respect to current or former employees employed in connection with the power generation operations of the Generating Facilities (collectively, "BENEFIT PLANS"). True and complete copies of all Benefit Plans, and all amendments thereto, have been provided or made available to Buyer. Except as set forth on
SCHEDULE 5.12, Seller and each trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE") have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and to which Section 302 of ERISA applies and each such plan is in compliance in all respects with the presently applicable provisions of ERISA and the Code, except for such failures to fulfill such obligations or comply with such provisions which would not, individually or in the aggregate, create a Material Adverse Effect. Except as set forth on SCHEDULE 5.12, neither Seller nor any ERISA Affiliate has incurred any liability under Section 4062(b) of ERISA, or any withdrawal liability under
Section 4201 of ERISA, to the Pension Benefit Guaranty Corporation (the "PBGC") in connection with any Benefit Plan which is subject to Title IV of ERISA which liability remains outstanding, and there has not been any reportable event (as defined in Section 4043 of ERISA) with respect to any such Benefit Plan (other than a reportable event with respect to which the 30-day notice requirement has been waived by the PBGC). Neither Seller nor any ERISA Affiliate or parent corporation, within the meaning of Section 4069(b) or Section 4212(c) of ERISA, has engaged in any transaction, within the meaning of Section 4069(b) or Section 4212(c) of ERISA. No Benefit Plan and no "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by Seller or any ERISA Affiliate or to which Seller or any ERISA Affiliate has contributed is a multiemployer plan.

     Section 5.13 TAXES. With respect to the Auctioned Assets and trades or businesses associated with the Auctioned Assets, (a) all Tax Returns required to be filed have been filed and (b) all Taxes shown to be due on such Tax Returns, and all Taxes otherwise owed, have been paid in full, except to the extent that any failure to file or any failure to pay any Taxes would not, individually or in the aggregate, create a Material Adverse Effect. Except as set forth on
SCHEDULE 5.13, no written notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Seller in respect of the Auctioned Assets which has not been fully paid or finally settled or which is not being contested in good faith through appropriate proceedings, except for any such notices regarding Taxes which would not, individually or in the aggregate, create a Material Adverse Effect. Except as set forth on SCHEDULE 5.13, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Auctioned Assets for any period, except for any such agreements or waivers which would not, individually or in the aggregate, create a Material Adverse Effect.

     Section 5.14 UNDISCLOSED LIABILITIES. With respect to the Auctioned Assets, there are no liabilities or obligations of any nature or kind (absolute, accrued, contingent or otherwise) that would have been required to be set forth on a balance sheet in respect of the Auctioned Assets or in the notes thereto prepared in accordance with GAAP, as applied by Seller in connection with its December 31, 1999 balance sheet, except for any liabilities or obligations which
(a) are disclosed in or contemplated or permitted by this Agreement or the Ancillary Agreements to which Seller is a party (including the Assumed Obligations), (b) are disclosed in the Confidential Memorandum, (c) are disclosed in Seller's Filed Seller SEC Documents, (d) have been incurred in the ordinary course of business, or (e) which would not, individually or in the aggregate, create a Material Adverse Effect.

     Section 5.15 BROKERS. No broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by Seller, except Navigant Consulting, Inc., which is acting for and at the expense of Seller.

     Section 5.16 INSURANCE. Seller carries policies of insurance covering fire, workers' compensation, property all-risk, comprehensive bodily injury, property damage liability, automobile liability, product liability, completed operations, explosion, collapse, contractual liability, personal injury liability and other forms of insurance relating to the Auctioned Assets, or otherwise self-insures in accordance with all statutory and regulatory criteria against any such liabilities, which insurance is in such amounts, has such deductibles and retentions and is underwritten by such companies as would be obtained by a reasonably prudent electric power business. All such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, and no notice of cancellation or termination has been received by Seller with respect to such policy.

     Section 5.17 DISCLAIMERS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE AUCTIONED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS", AND SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH AUCTIONED ASSETS (INCLUDING ANY RELATING TO LIABILITIES, OPERATIONS OF THE GENERATING FACILITIES, CONDITION, VALUE OR QUALITY OF THE AUCTIONED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS OR OTHER INCIDENTS OF THE AUCTIONED ASSETS) OR WITH RESPECT TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS TO WHICH SELLER IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE AUCTIONED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL REQUIREMENTS, INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE AUCTIONED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION
5.10 HEREOF, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE AUCTIONED ASSETS, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY BUYER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE INFORMATION SET FORTH IN, OR CONTEMPLATED BY, THE CONFIDENTIAL MEMORANDUM.

                                   ARTICLE VI
                                   ----------
                     REPRESENTATIONS AND WARRANTIES OF BUYER


     Buyer represents and warrants to Seller as follows:

     Section 6.1 ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in the State of New York.

     Section 6.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and such Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or such Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement and such Ancillary Agreements have been duly and validly executed and delivered by Buyer and, assuming that this Agreement and such Ancillary Agreements constitute valid and binding agreements of Seller, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, this Agreement and the Ancillary Agreements constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

     Section 6.3   CONSENTS AND APPROVALS; NO VIOLATION.

        (a) Subject to obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements to which it is a party nor the consummation by Buyer of any of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Buyer, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, or any of its assets, except, in the case of clause (ii) and (iii), for such failures to obtain a necessary consent, defaults and violations which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

     (b) Except for (i) the filings by Buyer and Seller required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the Required Regulatory Approvals set forth on SCHEDULE 6.3(b) attached hereto (collectively, the "BUYER REQUIRED REGULATORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated hereby or by the Ancillary Agreements, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which relate to the Transferable Permits.

     Section 6.4 AVAILABILITY OF FUNDS. At the Closing, Buyer will have sufficient funds available to it or have received binding written commitments (copies of which have heretofore been delivered to Seller) from one or more nationally recognized financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price, the Estimated Inventory Adjustment Amount and the Permitted Capital Expenditures Amount.

     Section 6.5 BROKERS. No broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by Buyer, except Bank of America Securities, which is acting for and at the expense of Buyer.

     Section 6.6 NO KNOWLEDGE OF SELLER'S BREACH. Buyer has no Knowledge of any breach by Seller of any representation or warranty of Seller, or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. Buyer shall promptly notify Seller with respect to Seller's representations and warranties or such other conditions or circumstances if any such information comes to Buyer's attention prior to the Closing.

     Section 6.7 QUALIFIED BUYER. Buyer is qualified to obtain any Permits and Environmental Permits necessary for Buyer to own and operate the Auctioned Assets as of the Closing Date. Without limiting the foregoing, to the Knowledge of Buyer, there is no reason or circumstance that would prevent Buyer from procuring the Buyer Required Regulatory Approvals.

     Section 6.8 WARN ACT. Buyer does not intend to engage in a "Plant Closing" or "Mass Lay-off" as such terms are defined in the WARN Act within sixty (60) days of the Closing Date.

     Section 6.9 FINANCIAL REPRESENTATIONS. Buyer has provided Seller with the Guarantor's most recent balance sheet, income statement and statement of changes in cash flows and independent auditors reports for each of the preceding three fiscal years and most recent interim period. Such financial statements have been prepared in accordance with GAAP and fairly reflect the financial position and results of operations of Guarantor as at and for the periods therein.

     Section 6.10 LEGAL PROCEEDINGS. There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against or relating to Buyer before any Governmental Authority which would, individually or in the aggregate, be reasonably expected to create a Buyer Material Adverse Effect. Buyer is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any Governmental Authority which could create a Buyer Material Adverse Effect.

                                  ARTICLE VII
                                  -----------
                            COVENANTS OF THE PARTIES

     Section 7.1   CONDUCT OF BUSINESS RELATING TO THE AUCTIONED ASSETS.

        (a) Except with the prior written consent of Buyer (such consent not to be unreasonably withheld), as required to effect the purchase and sale of the Auctioned Assets and related transactions contemplated by this Agreement or as otherwise required by law (including Environmental Laws), during the period from the date of this Agreement to the Closing Date, Seller will operate the Auctioned Assets in the usual, regular and ordinary course and in accordance with Good Utility Practice, and continue to pay accounts payable, salaries, wages, benefits, and other amounts incurred in the operation of the Auctioned Assets which relate to the Auctioned Assets in a timely manner, consistent with past practice.

        (b) Notwithstanding the foregoing, except as contemplated in this Agreement or the Ancillary Agreements, prior to the Closing Date, without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Seller will not:

            (i) except for Permitted Exceptions, grant any Encumbrance on the Auctioned Assets securing any indebtedness for borrowed money or guarantee or other liability for the obligations of any person;

            (ii) make any material change in the levels of fuel inventory and supplies, materials and spare parts inventory customarily maintained by Seller with respect to the Auctioned Assets, other than consistent with past practice;

            (iii) sell, lease (as lessor), transfer or otherwise dispose of, any of the Auctioned Assets, other than assets that become obsolete or assets used, consumed or replaced in the ordinary course of business consistent with past practice;

            (iv) terminate, materially extend or otherwise materially amend any of the Material Contracts (other than in accordance with their respective terms) or waive any default by, or release, settle or compromise any material claim against, any other party thereto;

            (v) amend any of the Transferable Permits, other than (A) Transferable Permits not material to the operations of the Auctioned Assets as currently conducted, (B) as reasonably necessary to complete the transfer of Transferable Permits as contemplated hereby, (C) routine renewals or non-material modifications or amendments, and (D) modifications, alterations and amendments contemplated by Section 7.3(b);

            (vi) enter into any Contract for the purchase, sale or storage of fuel with respect to the Auctioned Assets (whether commodity or transportation) with a term in excess of 12 months, if the aggregate future liability or receivable outstanding on the date for measurement for the purpose of this covenant for all such Contracts would be in excess of $2 million, not including any such Contract terminable by notice of not more than 30 days without penalty or cost (other than DE MINIMIS administrative costs);

            (vii) except as set forth on SCHEDULE 7.1(b)(vii), (A) establish, adopt, enter into or amend any collective bargaining agreement or Benefit Plan, except (1) if such action would not create a Material Adverse Effect or (2) as required under applicable law or under the terms of any collective bargaining agreement, or (B) grant to any employee of the Auctioned Assets any increase in compensation, except (1) in the ordinary course of business consistent with past practice or (2) to the extent required by the terms of any collective bargaining agreement, employment agreement in effect as of the date of this Agreement or applicable law;

            (viii) except in the case of capital expenditures covered by clause
(ix) below, enter into any Contract with respect to the Auctioned Assets for goods or services not addressed in clauses (i) through (vii) with a term in excess of 12 months, if the aggregate future liability or receivable outstanding on the date for measurement for the purpose of this covenant for all such Contracts would be in excess of one million dollars ($1,000,000), not including any such Contract terminable by notice of not more than 30 days without penalty or cost (other than DE MINIMIS administrative costs); PROVIDED, HOWEVER, that notwithstanding any other provision of this Agreement to the contrary, Seller may enter into any Contract reasonably necessary to effect the physical, legal or operational separation of the sites on which the Auctioned Assets are located or to otherwise implement the change of ownership contemplated hereby, or subdivision, of such sites or implement the provisions of the Ancillary Agreements;

            (ix) make, or commit to make, any capital expenditures except (A) those capital expenditures described on SCHEDULE 7.1(b)(ix), (B) those capital expenditures which do not exceed in the aggregate one million dollars ($1,000,000) (in addition to those other capital expenditures permitted under this subsection (ix)), (C) those capital expenditures which are approved by Buyer, or (D) those capital expenditures which are mandated by a law or regulation of a Governmental Authority; provided, however, that, in the case of clause (D), Seller will not make any such mandated capital expenditures (unless the failure by Seller to make such capital expenditures would have an adverse impact upon the Auctioned Assets) if (y) such mandated capital expenditures are not required to be made by Seller prior to the Closing Date, and (z) Buyer assumes responsibility, at its sole cost, to make such mandated capital expenditures after the Closing (any capital expenditures described above are the "PERMITTED CAPITAL EXPENDITURES");

            (x) enter into any Contract with Affiliates of Seller which would become an Assumed Obligation unless the terms of which are indicative of an arms-length arrangement; or

            (xi) enter into any Contract with respect to the Auctioned Assets relating to any of the transactions prohibited by the foregoing clauses (i) through (x).

        (c) Without limiting the generality of Sections 7.1(a) and (b), to the extent Section 7.1(a) or (b) prohibits Seller from entering into any Contract for goods and services in connection with maintenance or capital expenditures, Buyer agrees that Seller may request Buyer's consent to enter into such Contract, such consent not to be unreasonably withheld or delayed, and to the extent Buyer so consents, all liabilities and obligations under such Contract shall constitute Assumed Obligations and, at the Closing, Buyer shall otherwise reimburse Seller for all its expenditures thereunder. In the event that Buyer does not provide consent for maintenance or capital expenditures requested by Seller pursuant to this Section 7.1(c), Seller's failure to undertake such maintenance or capital expenditures shall not constitute a breach of Section 7.1(a) nor shall any change or effect on the Auctioned Assets resulting from, or related to, not making such maintenance or capital expenditures constitute a Material Adverse Effect.

        (d) Notwithstanding anything in this Section 7.1 to the contrary, Seller may take any action, incur any expense or enter into any obligation with respect to the Auctioned Assets to the extent that (i) all obligations and liabilities arising with respect thereto do not constitute Assumed Obligations, or (ii) Seller otherwise provide that such obligations and liabilities shall not be assumed or retained by Buyer.

     Section 7.2   ACCESS TO INFORMATION.

        (a) Between the date of this Agreement and the Closing Date, Seller will, subject to the terms of Section 7.11 hereof, during ordinary business hours and upon reasonable notice (i) give Buyer and its representatives reasonable access to appropriate personnel, all books, records, plants, offices and other facilities and properties constituting the Auctioned Assets, including for the purpose of observing the operation by Seller of the Auctioned Assets,
(ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request, (iii) furnish Buyer with such financial and operating data and other information with respect to the Auctioned Assets as Buyer may from time to time reasonably request, (iv) furnish Buyer upon request a copy of each material report, schedule or other document with respect to the Auctioned Assets filed by Seller with, or received by Seller from, the PSC, FERC or any other Governmental Authority; PROVIDED, HOWEVER, that (A) any such activities shall be conducted in such a manner as not to interfere unreasonably with the operation of the Auctioned Assets, (B) Seller shall not be required to take any action which would constitute a waiver of any legal privilege, including the attorney-client privilege, the work product privilege and the self-critical investigation privilege and (C) Seller need not supply Buyer with (1) any information or access which Seller are under a legal obligation not to supply or
(2) any information which Seller have previously supplied to Buyer. Notwithstanding anything in this Section 7.2 to the contrary, (i) Seller will not be required to provide such information or access to any employee records other than Transferred Employee Records, (ii) Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, around or underneath the Auctioned Assets and (iii) Seller shall not be required to provide such access or information with respect to any Retained Asset or Retained Liabilities.

        (b) Following the Closing Date, Buyer shall retain all Operating Records (whether in electronic form or otherwise) relating to the Auctioned Assets on or prior to the Closing Date. Buyer also agrees that, following the Closing Date, Seller shall have the right, upon reasonable request to Buyer, to have access to, or receive from Buyer copies of, any Operating Records or other information in Buyer's possession relating to the Auctioned Assets on or prior to the Closing Date and required by Seller in order to comply with applicable law. Seller shall reimburse Buyer for its reasonable costs and expenses incurred in connection with the foregoing sentence. If the Buyer shall desire to dispose of any Operating Records or other information contemplated above, Buyer shall, prior to such disposition, give Seller a reasonable opportunity to segregate and remove such records and information as they may select.

     Section 7.3   CONSENTS AND APPROVALS; TRANSFERABLE PERMITS.

        (a) The Parties shall cooperate with each other and (i) prepare and file (or otherwise effect) as soon as practicable all applications, notices, petitions and filings with respect to and (ii) use their reasonable best efforts to obtain (A) the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals and (B) any other consents, approvals or authorizations of any other Governmental Authorities or third parties that are necessary to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. Without limiting the generality of the foregoing, (1) each Party agrees to, upon the other party's request, support such other Party's applications for regulatory approvals of the purchase and sale of the Auctioned Assets contemplated by this Agreement, and (2) the Parties agree to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed.

        (b) Upon execution of this Agreement, Seller shall commence the process of transferring to Buyer the Transferable Permits, including completing and filing applications and related documents with the appropriate Governmental Authorities. Seller hereby reserves the right to modify, alter or amend any Transferable Permit or to refuse to correct violations or deficiencies in respect of any Transferable Permit as long as such modification, alteration, amendment or refusal would not, individually or in the aggregate, create a Material Adverse Effect. Seller shall use its reasonable efforts to give notice to Buyer of any modification, alteration or amendment to any Transferable Permit.

        (c) Seller shall use its reasonable best efforts to cooperate with Buyer in the transfer of Transferable Permits to Buyer by Closing. If, as determined in the sole discretion of Seller, the transfer of any Transferable Permit cannot be completed by Closing, Buyer is hereby authorized, but not required, to act as Seller's representative and agent in respect of such Transferable Permit and to do all things necessary for effecting transfer of such Transferable Permit as soon after the Closing as is practicable, with Seller remaining the Transferable Permit "holder of record" in such case until such transfer is completed. In the case of each such Transferable Permit, Seller shall, to the maximum extent permitted by law and such Transferable Permit, enter into such reasonable arrangements with Buyer as are necessary to provide Buyer with the benefits and obligations of such Transferable Permit. If, as determined in the sole discretion of Seller, Buyer is able to complete the transfer of any Transferable Permit after Closing without the occurrence of any event that, if such event had occurred between the execution of this Agreement and the Closing, would have created, individually or in the aggregate, a Material Adverse Effect, Seller may substitute Buyer in its place and stead as the Party responsible for completing the transfer of such Transferable Permit.

     Section 7.4   FURTHER ASSURANCES.

        (a) Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to take, or cause to be taken, as soon as possible, all action, and to do, or cause to be done, as soon as possible, all things necessary, proper or advisable under applicable laws and regulations to consummate the sale of the Auctioned Assets pursuant to this Agreement as soon as possible, including using its reasonable best efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder. Prior to submission by any Party of any application with a Governmental Authority for a regulatory approval, such Party shall submit such application to the other Party for review and comment and shall incorporate into such application any revisions reasonably requested by the other Party. None of the Parties will, without prior written consent of the other Parties, take or fail to take, or permit their respective Affiliates to take or fail to take, any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the consummation, as soon as possible, of the transactions contemplated by this Agreement or the Ancillary Agreements.

        (b) Following the Closing Date, without further consideration and at its own expense, (i) Seller will execute and deliver such instruments of assignment or conveyance as Buyer may reasonably request to more effectively vest in Buyer Seller's title to the Auctioned Assets (subject to Permitted Exceptions and the other terms of this Agreement), and (ii) Buyer will execute and deliver such instruments of assumption as Seller may reasonably request in order to more effectively consummate the sale of the Auctioned Assets and the assumption of the Assumed Obligations pursuant to this Agreement.

        (c) Seller shall join or support Buyer's application to the PSC for the certification required under Section 32(c) of PUHCA in order for Buyer to obtain qualification, with respect to the Auctioned Assets, as an exempt wholesale generator under Section 32 of PUHCA.

        (d) Seller and Buyer shall cooperate in good faith to establish a transition committee to consider operational and business issues related to the purchase and sale of the Auctioned Assets.

     Section 7.5 PUBLIC STATEMENTS. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law.

     Section 7.6   TAX MATTERS.

        (a) All transfer and sales taxes (including (i) sales tax on the sale or purchase of the Auctioned Assets imposed by Governmental Authorities, (ii) transfer tax on the conveyance of interest in real property imposed by Governmental Authorities, and (iii) any petroleum business taxes and similar excise taxes on sales of petroleum based products imposed by Governmental Authorities) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer. Buyer shall prepare and file in a timely manner any and all Tax Returns or other documentation relating to such taxes; PROVIDED, HOWEVER, that, to the extent required by applicable law, Seller will join in the execution of any such Tax Returns or other documentation relating to any such taxes. Buyer shall provide to Seller copies of each Tax Return described in the proviso in the preceding sentence at least thirty (30) days prior to the date such Tax Return is required to be filed. Seller shall not file any refund request, protest, petition for reassessment or take any similar action with respect to property Taxes imposed on the Auctioned Assets without the consent of Buyer.

        (b) At Seller's election, but on no less than 10 Business Days' notice to Buyer, the transfer of some or all of the Auctioned Assets and the receipt of the amount payable by Buyer to Seller pursuant to Section 3.1 hereof shall be made through a qualified intermediary in a manner satisfying the requirements of Treasury Regulation Section 1.1031(k)-1(g); provided, however, that Seller shall pay and be responsible for any incremental costs associated with such use of a qualified intermediary.

        (c) Each Party shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each Party shall retain and provide the other Party with any records or information which may be relevant to such return, audit, examination or proceedings. Any information obtained pursuant to this Section 7.6(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the parties hereto.

        (d) If Buyer or Seller receives a refund of Taxes in respect of the Auctioned Assets for a taxable period including the Closing Date, Buyer shall pay to Seller the portion of any such refund attributable to the portion of such taxable period prior to or on the Closing Date, and Seller shall pay to Buyer the portion of any such refund attributable to the portion of such taxable period on and after the Closing Date.

     Section 7.7 BULK SALES OR TRANSFER LAWS. Buyer acknowledges that Seller will not comply with the provisions of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Buyer hereby waives compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

     Section 7.8 WITNESS SERVICES. At all times following the Closing Date, each Party shall use reasonable best efforts to make available to the other Party, upon reasonable written request, its and its subsidiaries' then current or former officers, directors, employees (including former employees of Seller) and agents as witnesses to the extent that (i) such persons may reasonably be required by such requesting Party in connection with any claim, action, proceeding or investigation in which such requesting Party may be involved and
(ii) there is no conflict between Buyer and Seller in such claim, action, proceeding or investigation. Such other Party shall be entitled to receive from such requesting Party, upon the presentation of invoices for such witness services, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses and direct and indirect costs of employees who are witnesses, as may be reasonably incurred in providing such witness services.

     Section 7.9 CONSENT ORDERS. Buyer and Seller agree to cooperate with each other and any applicable Governmental Authority to facilitate the entry of a consent order between such Governmental Authority and Buyer, wherein Buyer will agree to assume and perform the Assumed Consent Order Obligations.

     Section 7.10 CONTROL OF LITIGATION. At all times from and after the date hereof, the Parties agree and acknowledge that Seller shall be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or remediation activity arising out of or related to any Retained Assets or Retained Liabilities, and Buyer agrees to cooperate fully in connection therewith.

     Section 7.11 CONFIDENTIALITY. Each Party agrees that it shall not use any Confidential Information of the other Party or its Affiliates for any purpose other than in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement. Each Party further agrees that it shall not divulge any such Confidential Information to any Person (i) except to its employees, agents, lenders, financial and other advisors and representatives to the extent required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, (ii) except as required to comply with applicable laws, ordinances, decrees or judicial or administrative orders (and then only that portion of the Confidential Information that is legally required to be disclosed), and (iii) except as otherwise agreed to by the Parties in writing. Each Party shall inform its employees, agents, lenders, financial and other advisors and representatives of the confidential nature of such information and the obligation to keep such information confidential, and shall take such other action as shall be reasonable required to cause such information to be kept confidential. For purposes of this Agreement, "Confidential Information" shall mean any confidential or proprietary information including any information relating to any Party or its Affiliates' properties or operations, which has been disclosed by such Party to another Party in connection with the transactions contemplated hereby or by any of the Ancillary Agreements; provided, however, that Confidential Information shall not include any information if:

            (i) the receiving Party shall have had knowledge of such information prior to the date on which such Party received it from the other Party, and such information was free from any limitation on disclosure;

            (ii) such information shall have entered the public domain through no fault of the receiving Party; or

            (iii) such information shall have been independently developed by the receiving Party.

        (b) In the event that this Agreement is terminated for any reason, the covenants under this Section 7.11 shall survive the termination of this Agreement. At the time of such termination, if requested by any Party, the other Party shall use its reasonable efforts to return to the other Party, or destroy, all documents in its possession which contain Confidential Information of the other Party.

     Section 7.12 RISK OF LOSS.

        (a) Except as otherwise provided for in this Section 7.12, from the date hereof through the Closing Date, all risk of loss or damage to the assets and properties included in the Auctioned Assets shall be borne by Seller (other than loss or damage caused by the acts or negligence of Buyer or any of its employees, officers, agents or representatives, which loss or damage shall be the responsibility of Buyer).

        (b) If, before the Closing Date, all or any portion of the Auctioned Assets are (1) taken by eminent domain or are the subject of a pending or (to the Knowledge of Seller) contemplated taking which has not been consummated, or
(2) damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact. If the fair market value of the Auctioned Assets that are the subject of, or are adversely affected by, such taking or loss is five percent (5%) of the Purchase Price or less, (as estimated in good faith by Seller), the Parties agree that such taking or loss shall not have any effect on (or otherwise impede in any manner) the transactions contemplated hereby, and Seller shall, at its election, either cure the taking or loss prior to Closing or assign to Buyer all of Seller's rights, title and interest in and to any related award or insurance proceeds. If (1) the fair market value of the Auctioned Assets that are the subject of, are adversely affected by such taking or loss is in excess of five percent (5%) of the Purchase Price (as estimated in good faith by Seller) and (2) Seller has not notified Buyer of its intention to cure such taking or loss within twenty (20) Business Days after its occurrence, the Parties shall negotiate in good faith a fair and equitable adjustment to the Purchase Price and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Seller has notified Buyer of such taking or casualty, Buyer or Seller may terminate this Agreement pursuant to Section 11.1(d). If Seller notifies Buyer of its intention to cure such taking or loss in accordance with this Section 7.12(b), Seller shall have the right to delay the Closing Date for up to six (6) months to effect such cure.

     Section 7.13 TAX EXEMPT FINANCING.

        (a) Buyer understands and agrees that:

            (i) those certain facilities of Seller listed on SCHEDULE 7.13 hereto (the "EXEMPT FACILITIES") have been financed, and refinanced, in whole or in part, with the proceeds of the issuance and sale by various Governmental Authorities of industrial development revenue bonds or private activity bonds as set forth on SCHEDULE 7.13 attached hereto (collectively, the "REVENUE BONDS") the interest on which, with certain exceptions, is excluded from gross income for purposes of federal income taxation; and Seller is the economic obligor in respect of such bonds;

            (ii) The basis for such exclusion is the use of the Exempt Facilities for the purpose of (A) the abatement or control of atmospheric or water pollution or contamination and/or (B) the collection, storage, treatment, utilization, processing or final disposal of solid waste and/or the collection, storage, treatment, utilization, processing or final disposal of sewage, such qualifying purposes being discussed in more detail in (b) below;

            (iii) The use of the Exempt Facilities for a purpose other than a qualifying purpose indicated in subsection (ii) above could impair (A) such exclusion from gross income of the interest on such bonds, possibly with retroactive effect, unless appropriate remedial action were taken (which could include prompt defeasance or redemption of such bonds) and/or (B) the deductibility of payment by Seller of interest based on the restrictions in
Section 150 (b) of the Code; and

            (iv) Any breach by Buyer of its obligations under this Section 7.13 could result in the incurrence by Seller of additional costs and expenses, including without limitation, increased interest costs, loss of the interest deduction for tax purposes and transaction costs relating to any refinancing, redemption and/or defeasance of all or part of the Revenue Bonds, and Buyer will indemnify Seller for such additional costs and expenses.

        (b) (i) Buyer agrees that it shall not use, or permit the use of, the Exempt Facilities for any purpose other than the continuing use of such Exempt Facilities, and in accordance with the respective tax and/or other compliance documents for each of the Revenue Bonds, for:


     (A) abating or controlling atmospheric or water pollution or contamination by removing, altering, disposing of or storing pollutants, contaminants, waste or heat, all as contemplated in U.S. Treasury Regulations Section 1.103-8(g);


     (B) the collection, storage, treatment, utilization, processing or final disposal of solid waste, all as contemplated in U.S. Treasury Regulations
Section 1.103-8(f); or


     (C) the collection, storage, treatment, utilization, processing or final disposal of sewage, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f)

unless Buyer has obtained at its own expense an opinion addressed to Seller of nationally recognized bond counsel reasonably acceptable to Seller ("BOND COUNSEL") that such use will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for Federal income tax purposes or (y) the deductibility of Seller's payments of interest based on the restrictions in Section 150(b) of the Code.

            (ii) Buyer reasonably expects, as of the date of this Agreement, that the Exempt Facilities will continue to be used for the qualifying purposes set forth in subsection (i) above, and for no other purpose, for the remainder of their useful lives.

        (c) It is expressly understood and agreed that the provisions of clause
(b) above shall not prohibit Buyer from (i) suspending the operation of the Exempt Facilities on a temporary basis and/or (ii) selling exclusively for cash the Exempt Facilities consisting of personal property, in whole or in part, including any sale for scrap, provided that in the case of suspension of operation under clause (i) above, the operation of the Generating Facilities served by such Exempt Facilities shall not theretofore have been, and is not then being, terminated on a permanent basis, and provided further that in the case of a sale under clause (ii) above the proceeds of such sale of the Exempt Facilities shall within six months from the date of sale be expended to acquire replacement property to be used for the same qualifying purpose as the Exempt Facilities so sold or be otherwise applied and provided further that Buyer has obtained at its own expense an opinion of Bond Counsel addressed to and reasonably satisfactory to Seller as to the exact application of the proceeds of such sale and that any such application will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for Federal income tax purposes or (y) the deductibility of Seller's payments of interest based on the restrictions in Section 150(b) of the Code.

        (d) Buyer agrees that it shall not issue, or have issued on its behalf, any tax-exempt bonds to finance or refinance its acquisition of the Exempt Facilities; provided that it is expressly understood and agreed that this clause
(d) shall not prohibit the use of tax-exempt bonds to finance or refinance any improvement to the Exempt Facilities made after the date of acquisition or to any assets other than the Exempt Facilities.

        (e) Buyer agrees that it shall give Seller at least 180 days' prior written notice of any suspension or termination of the operation of the Exempt Facilities, or any part thereof, and of any sale, exchange, transfer or other disposition of the Exempt Facilities, or any part thereof, including, but not limited to, a sale for scrap, such written notice to be provided whether or not an opinion of Bond Counsel is required to be obtained in accordance with clause
(c).

        (f) If Seller shall desire to refund any Revenue Bonds, Buyer shall cooperate with Seller and with Bond Counsel with respect to such refunding bonds and shall provide upon request any representations, agreements or covenants that are reasonably requested concerning its compliance to such date and/or in the future with the representations, agreements and covenants made herein.

        (g) If Buyer shall sell, exchange, transfer or otherwise dispose of the Exempt Facilities to a third party, Buyer shall cause to be included in the documentation relating to such transaction covenants and agreements on the part of such third party for the benefit of Seller, and as requested by Seller, the trustee for the holders of any Revenue Bonds, substantially identical to those on the part of Buyer contained in this Section 7.13.

        (h) The covenants and agreements on the part of Buyer contained in this
Section 7.13 shall continue in effect so long as any of the Revenue Bonds, including any refunding bonds issued hereafter to refund any Revenue Bonds, shall remain outstanding. Seller shall notify Buyer promptly when there shall be no Revenue Bonds outstanding, and, at the request of Seller, Buyer shall execute further documentation to provide that such covenants and agreements are also for the benefit of the trustee of the holders of any Revenue Bonds.

        (i) No later than five (5) Business Days prior to the Closing, Buyer shall execute and deliver to Seller and the New York State Energy Research and Development Authority (the "Authority") the agreement required pursuant to
Section 3.08 of that certain Participation Agreement, dated as of June 1, 1977, by and between Seller and the Authority.

        (j) Subject to the agreement referenced in paragraph (i) above and Buyer's compliance with this Section 7.13, Buyer shall have no liability under the Revenue Bonds.

     Section 7.14 COMPLIANCE WITH GOVERNMENTAL AGREEMENTS. Following the Closing Date, Buyer agrees that it will abide by, and comply with, all existing permit conditions, provisions in existing rulings and regulations issued to Seller by the PSC, and any other existing agreements or arrangements between Seller and the State of New York (or any political subdivision thereof), including provisions or agreements relating to environmental compliance and mitigation, in each case to the extent any such condition, provision, agreement or arrangement relates to the Auctioned Assets or the Assumed Obligations, unless and to the extent Buyer is exempt by law, regulation or order from compliance with any such condition, provision, agreement or arrangement.

     Section 7.15 TRADE NAMES. Seller shall not object to the use by Buyer of the name "Danskammer Point Steam Electric Generating Station" or any trade names, trademarks, service marks or logos (and any rights to and in the same, including any right to use the same) primarily relating to the power generation operations of the Generating Facilities that are not Retained Assets or that contain the word "Danskammer".

     Section 7.16 SEPARATION MODIFICATIONS. Seller has made or is making, at its own expense, certain modifications to the Auctioned Assets and the Danskammer Substation to enhance the separation of the Auctioned Assets and the Danskammer Substation following the Closing (the "Separation Modifications"). The Separation Modifications are described on SCHEDULE 7.16 hereto. In the event any Separation Modification is not completed prior to Closing, Buyer shall cooperate in good faith with Seller to enable Seller to complete such Separation Modification in a timely manner. Buyer acknowledges that Seller has undertaken to construct such Separation Modifications for the mutual benefit of the Parties and that Seller makes no representation or warranty relating to any Separation Modification, including any representation or warranty regarding the efficacy of any Separation Modification except that such Separation Modifications will be effectuated iN Accordance With Good Utility Practice in All Material Respects.

                                  ARTICLE VIII
                                  ------------
                                   CONDITIONS

     Section 8.1 CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATION TO EFFECT THE PURCHASE AND SALE. The respective obligations of each Party to effect the purchase and sale of the Auctioned Assets shall be subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:

        (a) all Seller Required Regulatory Approvals and Buyer Required Regulatory Approvals shall have been obtained by Seller and Buyer, as the case may be, and all conditions to effectiveness prescribed therein or otherwise by law, regulation or order shall have been satisfied by such Parties; PROVIDED, HOWEVER, that if at the time any Seller Required Regulatory Approval or Buyer Required Regulatory Approval is obtained, any Party reasonably expects a request for rehearing or a challenge thereto to be filed or if a request for rehearing or a challenge thereto has been filed, in each case, which, if successful, would cause Seller Required Regulatory Approval or Buyer Required Regulatory Approval, as the case may be, to be reversed, stayed, enjoined, set aside, annulled, suspended or substantially modified, then such Party may by notice to the other Parties within five (5) Business Days after receipt of Seller Required Regulatory Approval or Buyer Required Regulatory Approval, as the case may be, delay the Closing until the time for requesting rehearing has expired or until such challenge is decided, in each case, whether or not any appeal thereof is pending; PROVIDED FURTHER, HOWEVER, that if the Closing is delayed pursuant to the foregoing provision, the Termination Date shall be automatically extended for a period of time equal to the period of such delay but in no event later than the date that is eighteen (18) months from the date of this Agreement; and provided further, however, Seller will not be required to close if any Seller Required Regulatory Approval contains terms and conditions that create a Regulatory Material Adverse Effect;

        (b) no preliminary or permanent injunction or other order or decree by any Federal or state court of competent jurisdiction and no statute or regulation enacted by any Governmental Authority prohibiting the consummation of the purchase and sale of the Auctioned Assets (collectively, "RESTRAINTS") shall be in effect;

        (c) the execution and delivery of each Ancillary Agreement by each Party thereto; and

        (d) the simultaneous closing of the transactions contemplated by the Roseton Asset Sale Agreement.

     Section 8.2 CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO EFFECT THE PURCHASE AND SALE. The obligation of Buyer to effect the purchase and sale of the Auctioned Assets contemplated by this Agreement shall be subject to the satisfaction by Seller or waiver by Buyer on or prior to the Closing Date of the following additional conditions:

        (a) Seller shall have performed in all material respects the covenants and agreements contained in this Agreement which are required to be performed by Seller on or prior to the Closing Date;

        (b) the representations and warranties of Seller which are set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, create a Material Adverse Effect;

        (c) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and (b) have been satisfied with respect to Seller;

        (d) Buyer shall have received (i) the bargain and sale deed substantially in the form of EXHIBIT A hereto (the "Deed"), and (ii) an opinion from each of Dickstein Shapiro Morin & Oshinsky LLP and Gould & Wilkie LLP, each counsel for Seller, or other counsel reasonably acceptable to Buyer, dated the Closing Date, reasonably satisfactory in form and substance to Buyer covering the matters set forth in EXHIBIT J hereto;

        (e) Buyer shall have obtained (or Seller shall have made available to Buyer pursuant to Section 7.3 hereof) all material Permits and Environmental Permits, the absence of which would materially adversely affect Buyer's ability to operate the Auctioned Assets on the Closing Date;

        (f) Buyer shall have received a Foreign Investment in Real Property Tax Act certification and affidavit, executed by Seller; and

        (g) Seller shall have delivered to Buyer all such other instruments as shall, in the reasonable opinion of Buyer and its counsel, be (i) necessary to transfer to Buyer the Auctioned Assets in accordance with this Agreement or (ii) otherwise required to consummate the transactions contemplated by this Agreement.

     Section 8.3 CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO EFFECT THE PURCHASE AND SALE. The obligation of Seller to effect the purchase and the sale of the Auctioned Assets contemplated by this Agreement shall be subject to the satisfaction by Buyer or waiver by Seller on or prior to the Closing Date of the following additional conditions:

        (a) Buyer shall have performed in all material respects the covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date;

        (b) the representations and warranties of Buyer which are set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Buyer Material Adverse Effect" set forth therein) would not, individually or in the aggregate, create a Buyer Material Adverse Effect;

        (c) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and (b) have been satisfied;

        (d) Seller shall have received an opinion from Locke, Liddell & Sapp, L.L.P. or other counsel reasonably acceptable to Seller, dated the Closing Date, and reasonably satisfactory in form and substance to Seller covering the matters set forth in EXHIBIT K hereto;

        (e) Buyer shall have provided evidence in form and substance reasonably satisfactory to Seller of compliance by Buyer with its obligations under Article IX;

        (f) If a Guarantee Agreement has been entered into:

            (i) the Guarantee Agreement shall be in full force and effect;

            (ii) the Guarantor shall have performed in all material respects its covenants and agreements contained in the Guarantee Agreement which are required to be performed on or prior to the Closing Date;

            (iii) the representations and warranties of the Guarantor which are set forth in the Guarantee Agreement shall be true and correct as of the date of the Guarantee Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Guarantor Material Adverse Effect" set forth therein) would not, individually or in the aggregate, create a Guarantor Material Adverse Effect (as defined therein);

            (iv) Seller shall have received a certificate from an authorized officer of the Guarantor, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.3(f)(ii) and (iii) have been satisfied; and

            (v) Seller shall have received an opinion from Locke, Liddell & Sapp, L.L.P. or other counsel reasonably acceptable to Seller, dated the Closing Date, and reasonably satisfactory in form and substance to Seller covering the matters set forth in EXHIBIT L hereto.

        (g) Buyer shall have delivered to Seller all such other instruments as shall, in the reasonable opinion of Seller and its respective counsel, be (i) necessary for Buyer to assume the Assumed Obligations in accordance with this Agreement or (ii) otherwise required to consummate the transactions contemplated by the Agreement.

                                   ARTICLE IX
                                   ----------
                                EMPLOYEE MATTERS


     Section 9.1  TRANSFERRED EMPLOYEES.

        (a) Buyer shall offer employment to each full time employee of Seller at the Closing Date covered by the Fossil Production Plant Agreement, effective July 1, 1998, between Seller, and Local Union 320 of the International Brotherhood of Electrical Workers A.F. of L. - C.I.O. (the "IBEW") (the "IBEW Collective Bargaining Agreement"). Each such employee who becomes employed by Buyer in accordance with this Article IX is referred to herein as a "Transferred Union Employee". Each full-time employee of Seller employed at the Generating Facilities and not covered by the IBEW Collective Bargaining Agreement (a "Management Employee") who is offered and accepts employment with Buyer, as hereinafter described, is referred to herein as a "Transferred Management Employee". Collectively, Transferred Management Employees and Transferred Union Employees are referred to herein as "Transferred Employees". Transferred Employees shall cease to be employees of Seller on the Closing Date and their period of employment with Buyer shall begin on the Closing Date.

        (b) Buyer agrees to recognize the IBEW as the exclusive collective bargaining representative for the Transferred Union Employees and agrees to assume and be the successor to Seller under and within the meaning of, the IBEW Collective Bargaining Agreement from and after the Closing Date which includes providing the employee benefits provided by the plans/programs listed in
SCHEDULE 9.1 hereto (as amended or modified by Seller prior to the Closing Date in accordance with the terms hereof). Buyer shall meet with the IBEW, no less than 120 days prior to the Closing Date, to review with the IBEW the benefit plans which Buyer shall be obligated to provide to the Transferred Union Employees pursuant to the IBEW Collective Bargaining Agreement and this Agreement. If Buyer does not have in effect as of the Closing Date the required health benefit plans covering the Transferred Union Employees and Seller is required to pay premiums during the 120 day period following the Closing Date for COBRA coverage under Seller's Health Benefit Plan for any such employees, Buyer shall reimburse Seller for such premiums within ten (10) days after receiving an invoice from Seller.

        (c) Buyer shall within ninety (90) days from the date hereof make written employment offers to at least 30 Management Employees (inclusive of employment offers to be made by Buyer under Section 9.1(c) of the Roseton Asset Sale Agreement) (the "Management Package") upon the terms described below in accordance with all applicable laws and regulations:

            (i) Each Transferred Management Employee shall be guaranteed a salary at or greater than his/her base rate of pay and benefits equivalent to those provided by Seller at the Closing Date, as set forth in the plans listed in SCHEDULE 9.1 hereof (as amended or modified by Seller prior to the Closing Date in accordance with the terms hereof). Position assignments shall be within a 50 mile radius of the Generating Facilities unless otherwise agreed to by such Transferred Management Employee. If such offer is for a location which will involve an unreasonable commuting distance from such Transferred Management Employee's home, such Employee will be provided relocation benefits by Buyer equivalent to that of Seller in effect at the Closing Date. Such offer shall also provide that Buyer shall not change any terms of the Management Package or other conditions of service for any Transferred Management Employee for a period of twenty-four months following the Closing Date, and no Transferred Management Employee shall be terminated by Buyer within such twenty-four month period other than for cause.

            (ii) All employment offers by Buyer in accordance with this Section 9.1(c) will remain open for a period of fourteen (14) calendar days from the date of the offer. Any offer accepted in such period shall be irrevocable. Buyer shall promptly provide written notice of all such offers and acceptances to Seller. Notwithstanding any provision hereof to the contrary, the "social security" supplement benefit contained in Section 4.5 of the Retirement Income Plan shall be part of vested benefits, in the manner of a QSUPP as defined under Treas. Reg. ss.1.401(a)(4)-12, in the Buyer's Defined Benefit Plan and shall continue in effect so long as there are Transferred Management Employees eligible for such benefit.

        (d) In addition, but not as part of the Management Package, all Transferred Management Employees, will be provided by Buyer with a lump sum payment ("Bonus") equivalent to thirty-five percent (35%) of each Transferred Management Employees' base salary from Seller at the Closing Date (plus any income thereon as provided below) as follows:

            (i) At Closing, Buyer will segregate in immediately available funds an amount equal to thirty-five percent (35%) of the aggregate base salary at the Closing Date of all Transferred Management Employees and hold such amount in escrow, as escrow agent ("Escrow Agent") for the benefit of the Transferred Management Employees ("Escrow Fund"). The Escrow Agent will distribute his/her Bonus (together with a pro-rata share based on the Bonus payable to such Transferred Management Employee of the income earned on the Escrow Fund) within ten (10) days following the first anniversary of the Closing Date to each Transferred Management Employee who either is employed with the Buyer on such anniversary of the Closing Date, or whose employment by Buyer has been terminated by Buyer other than for cause prior to such anniversary or by such employee's death. A Transferred Management Employee who is terminated for cause, resigns or retires prior to such anniversary date will not be eligible for the Bonus. A Transferred Management Employee whose employment by Buyer is terminated prior to such anniversary date by his/her death will have his/her Bonus paid to his/her estate at the same time that the Bonuses are paid to eligible Transferred Management Employees. All amounts held in escrow by the Escrow Agent and not distributable to a Transferred Management Employee in accordance with this Section 9.1(d) shall be released to Seller within ten (10) days after the first anniversary of the Closing Date.

            (ii) The Escrow Agent shall establish an escrow account with a commercial bank of its choosing ("Bank") and shall deposit the Escrow Fund with the Bank and invest and reinvest the Escrow Fund in a money market fund maintained by the Bank. All income derived from the investment and reinvestment of the Escrow Fund shall become part of the Escrow Fund. Any costs incurred by Buyer in administering and distributing the Escrow Fund shall be borne by Buyer. The Escrow Agent shall be responsible for all investment or other losses with respect to the Escrow Fund.

            (iii) The Escrow Agent's (in its capacity as such) duties, obligations and liabilities under this Section 9.1(d) are limited solely to the functions specifically required of the Escrow Agent. The Escrow Agent (in its capacity as such) shall have no other duties, obligations or liabilities, implied or otherwise.

        (e) As of the Closing Date, all Transferred Employees shall cease to participate in all of Seller's employee benefit plans and programs, including those described in SCHEDULE 9.1. As of the Closing Date, Buyer shall establish and maintain, and all Transferred Employees shall commence, as applicable, participation in, the (i) welfare benefit plans of Buyer ("Replacement Welfare Plans") and (ii) Buyers' Defined Benefit Plan and Buyer's Defined Contribution Plan (collectively, the "Buyer Benefit Plans") that will provide benefits, in the case of the Transferred Union Employees, as required under the IBEW Collective Bargaining Agreement, and, in the case of the Transferred Management Employees, as part of the Management Package. Buyer agrees to maintain the terms of Buyer's Benefit Plans (i) for Transferred Management Employees for a period of twenty-four (24) months after the Closing Date, and (ii) for Transferred Union Employees for such period as may be required by the IBEW Collective Bargaining Agreement.

        (f) Transferred Employees shall be given credit by Buyer for all service with Seller and its Affiliates under all employee benefit plans, programs and arrangements and all fringe benefit plans, programs and arrangements of Buyer including the Replacement Welfare Plans, the Buyer's Defined Benefit Plan and the Buyer's Defined Contribution Plan in which they become participants. Buyer shall waive any limitations as to pre-existing condition or actively at-work exclusions and waiting periods with respect to the Transferred Employees under the Buyer Benefit Plans.

        (g) Buyer shall cause to be established and Transferred Employees shall as of the Closing Date commence participation in, as applicable (i) a tax-qualified defined benefit pension plan or plans for the benefit of the Transferred Employees (collectively, the "Buyer's Defined Benefit Plan") and
(ii) a tax-qualified defined contribution plan or plans for the benefit of the Transferred Employees (collectively, the "Buyer's Defined Contribution Plan"). The Buyer's Defined Benefit Plan and the Buyer's Defined Contribution Plan shall provide the same level of benefits and have the same terms, respectively, as Seller's Retirement Income Plan, a tax qualified defined benefit plan ("Retirement Income Plan") and Savings Incentive Plan, a tax-qualified defined contribution plan ("Savings Incentive Plan"), as in effect as of the Closing Date, provided that, except as required by law or by the terms of the Retirement Income Plan and/or Savings Incentive Plan or by the terms of the IBEW Collective Bargaining Agreement, or as permitted in accordance with Section 7.1(b)(vii) above, no amendments or modifications shall be made with respect to such plans after the date hereof and prior to the Closing Date without the written consent of Buyer, which consent shall not be unreasonably withheld except that no consent shall be required for amendments adopted (y) prior to the date hereof which are to become effective after the date hereof and (z) after the date hereof which effect the transfers of assets in subclauses (A) and (B) below.

        To the extent not covered by (f) above, Transferred Employees shall be given credit in the Buyer's Defined Benefit Plan and/or in the Buyer's Defined Contribution Plan for the following as applicable: for all service and compensation from Seller and its Affiliates as if they were service with and compensation from Buyer for purposes of determining eligibility for benefits, periods of participation, eligibility and/or entry dates, the amount of any benefits or benefit accruals, vesting, and service related levels of benefits under the Buyer's Defined Benefit Plan and/or Buyer's Defined Contribution Plan. In the event that the asset transfer described below does not occur with respect to Buyer's Defined Benefit Plan, prior service with Seller will not be recognized for benefit accrual purposes or for determining levels of benefits.


        In connection with the foregoing, the following actions shall be taken as of the Closing Date:

     (A) At the time specified in subparagraph (D) below, Seller shall cause to be transferred from the Retirement Income Plan to the corresponding Buyer's Defined Benefit Plan (1) assets attributable to the accrued benefits (excluding "Cash Balance Accounts" described in Article 17 of the Retirement Income Plan, but including said "social security" supplement benefit referred to in paragraph
(c) above) under the Retirement Income Plan of Transferred Employees (whether or not vested) equal to the actuarial liabilities determined, as of the Closing Date, for the Retirement Income Plan in accordance with the interest rate, retirement ages and mortality tables in effect as of the Closing Date for purposes of determining single-employer plan termination annuity rates as published by the PBGC ("PBGC Rates"), and (2) assets equal to the amount as of the Closing Date in the Cash Balance Accounts, if any, of Transferred Employees (whether or not vested), (3) interest, on the assets referred to in clause (1) above, for the period from the Closing Date to the date of the actual transfer of such assets (the "Adjustment Period") at an annual rate that is equal to the interest discount during the Adjustment Period reflected in the PBGC Rates, and
(4) interest credited on the asset referred to in clause (2) above for the Adjustment Period determined under Article 17 of the Retirement Income Plan, all adjusted to reflect the applicable Adjustments pursuant to subparagraph (E) below.

        The transfers of assets described in this subparagraph (A) shall be made in accordance with the provisions of the Code, including, but not limited to, Sections 401(a)(12), 411(d)(6) and 414(l) of the Code and Treasury Regulation
Section 1.414(l)-1. No Transferred Employee shall be entitled to receive any benefits under the Retirement Income Plan, including his/her Cash Balance Account, because of his/her employment by Buyer unless the asset transfer does not occur. All actuarial determinations shall be made by the actuaries appointed by Seller for the Retirement Income Plan. Such determinations shall be in accordance with the subparagraph (A) above, and reviewed for reasonableness with the actuaries for Buyer, but, in the event of a dispute, determinations made by such actuaries for the Retirement Income Plan shall be final.

     (B) Contributions to the Savings Incentive Plan with respect to the Transferred Employees shall cease effective as of the Closing Date. Seller shall amend the Savings Incentive Plan to afford each Transferred Employee the option of transferring his/her Account Balance into the Buyer's Defined Contribution Plan, including any outstanding loans ("Loans") made to such Transferred Employees pursuant to Section 7.2 of the Savings Incentive Plan; such option to be exercised within two (2) months of the Closing Date. Any such transfers shall be made in compliance with the Code, including Section 401(a)(12), 411(d)(6) and 414(l).

        Prior to any such transfer, Buyer will provide Seller with such documents and other information as Seller shall reasonably request to assure itself that Buyer's Defined Contribution Plan and the trust or trusts established pursuant thereto (i) provide for acceptance of the Aggregate Accounts (as defined in Section 1.5 of the Savings Incentive Plan) of Transferred Employees under the Savings Incentive Plan and related Loans and
(ii) contain participant loan provisions and procedures necessary to effect the orderly transfer of Loans associated with such transfer. In the event that a Transferred Employee shall elect to leave his or her Aggregate Account balance in the Savings Incentive Plan, Buyer shall cooperate with Seller in providing that any outstanding loan attributable to such account balance shall be repaid through payroll deductions from Buyer's payroll. (C) All assets transferred under subparagraphs (A) or (B) (other than relating to Loans) shall be transferred in cash, or in marketable securities that are reasonably acceptable to Buyer.

     (D) Within forty-five (45) days after the Closing Date, Seller and Buyer shall file or cause to be filed any Forms 5310-A that may be required to be submitted to the IRS in connection with the transfers described in subparagraphs
(A) and (B). The transfer described in subparagraph (A) shall be made as soon as practicable following the determination of the amount described in subparagraph
(A) and the transfer described in subparagraph (B) shall be made as soon as practicable after the Closing Date, but in each case in no event prior to the thirtieth (30) day following the filing of such Forms 5310-A with the IRS or, in the event that the IRS, the PBGC or any other governmental entity raises any objections to the transfer, the date as of which the IRS, the PBGC or other governmental entity withdraws such objections or is satisfied that the terms of the transfer have been modified to the extent necessary to meet such objections. Each such transfer shall be made pursuant to such instruments as Seller shall approve.

     (E) Upon completion of the transfer under subparagraph (A), all benefits accrued by Transferred Employees to the Closing Date under the Retirement Income Plan shall be assumed by and become the sole responsibility of Buyer. Upon completion of the transfer under subparagraph (B), all such Aggregate Account amounts under, and Loans made by, the Savings Incentive Plan attributable to the Transferred Employees, shall, as of the Closing Date, be assumed by and become the sole responsibility of Buyer.


        The assets transferred under subparagraphs (A) and (B) shall be subject to the following adjustments (collectively, the "Adjustments") and administration matters occurring during, and for, the period from the Closing Date to the date of transfer of such assets:

          (i) Any benefits that would otherwise be payable to the Transferred Employees under the Buyer's Defined Benefit Plan and/or Buyer's Defined Contribution Plan shall be paid or continued to be paid out of the Retirement Income Plan and/or Savings Incentive Plan, as the case may be, and the assets to be transferred under subparagraphs (A) and/or (B) shall be reduced by the amount of such payments.

         (ii) The assets to be so transferred shall be increased or decreased to reflect applicable losses, earnings, appreciation and/or depreciation thereon.

        (iii) Any Loans repaid shall reduce the right as lender of Loans to be transferred to Buyer.

Pending the completion of such transfers, Seller will cooperate with Buyer with respect to plan administration, including administration of Loans. Pending the completion of such transfers (i) investment elections under the Savings Incentive Plan will be available to Transferred Employees and (ii) payments due with respect to any Loans, which would otherwise be satisfied by payroll deduction by Seller, must be made directly by the Transferred Employee obligated with respect to any such Loan. Seller agrees that it shall use commercially reasonable efforts to accomplish the transfer of assets described in subparagraphs (A) and (B) of this paragraph. All Adjustments shall be reviewed by Seller with the Buyer prior to becoming effective, however, in the event of any disagreement, Seller's determination shall be final. The assets transferred under subparagraphs (A) and (B) of this subparagraph (g) shall be subject to any applicable qualified domestic relations orders.

        Notwithstanding anything in this Section 9.1 to the contrary, no transfer under subparagraphs (A) or (B) shall take place unless and until Seller has received written evidence of the adoption of Buyer's Defined Contribution Plan and Buyer's Defined Benefit Plan, and the trust (or trusts) thereunder by Buyer and either (A) a copy of a favorable determination letter issued by the IRS and satisfactory to Seller's counsel with respect to each such plan of Buyer or (B) an opinion, satisfactory to Seller's counsel, of Buyer's counsel to the effect that the terms of Buyer's Defined Contribution Plan and Buyer's Defined Benefit Plan and their related trust or trusts qualify under ERISA and Section 401(a) and 501(a) of the Code.

        (h) Seller shall remain responsible for all salary, wages, and a pro rata portion of any bonuses or incentive compensation accrued by any Transferred Employee for periods prior to the Closing Date; except that Buyer shall give all Transferred Employees full credit for all vacation accrued and not taken as of the Closing Date. Seller shall retain responsibility under the Welfare Plans for claims relating to treatment received by Transferred Employees and their eligible dependents prior to the Closing Date. Buyer shall have responsibility under the Replacement Welfare Plans for claims relating to treatment received by Transferred Employees and their eligible dependents on and after the Closing Date.

        (i) Individuals who are otherwise employees of Central Hudson, but who on any date are not actively at work due to a leave of absence covered by the Family and Medical Leave Act, or due to any other authorized absence, shall nevertheless be treated as "Transferred Union Employees" or as "Management Employees", as the case may be, on such date if they are able to (i) return to work within the protected period under the Family and Medical Leave Act or such other leave whichever is applicable, and (ii) perform the essential functions of their job, with or without a reasonable accommodation.

        (j) On the Closing Date, Buyer shall have in effect a workers' compensation program for Transferred Employees that complies with the requirements of the New York State Workers' Compensation Law and, as applicable, the IBEW Collective Bargaining Agreement and the Management Package.

     Section 9.2 EMPLOYMENT-AT-WILL. No provision of this Agreement shall affect any Transferred Management Employee's status as an employee-at-will.

     Section 9.3 WARN ACT. Buyer shall be responsible, with respect to the Auctioned Assets, for performing and disclosing all requirements under the WARN Act and applicable state and local laws and regulations for the notification of its employees of any "employment loss" within the meaning of the WARN Act which occurs following the Closing Date.

     Section 9.4 COBRA. Buyer shall provide notice of and the opportunity to purchase continuation coverage as required by COBRA to any dependent or former dependent of a Transferred Employee who incurs a "qualifying event" (as such term is defined in COBRA) on or after the Closing Date, or who incurs a "qualifying event" prior to the Closing Date (other than termination of employment or death of the employee) as to which notice is not provided to Seller or Buyer until the Closing Date or thereafter.

                                    ARTICLE X
                                    ---------
                     INDEMNIFICATION AND DISPUTE RESOLUTION

     Section 10.1   INDEMNIFICATION.

        (a) Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, employees and agents (collectively with Buyer and its Affiliates, the "BUYER INDEMNITEES") from and against any and all claims, demands or suits by any person, and all losses, liabilities, damages, obligations, payments, costs and expenses (including reasonable legal fees and expenses and including costs and expenses incurred in connection with investigations and settlement proceedings) (each, an "INDEMNIFIABLE LOSS"), as incurred, asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of:

            (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement or, prior to their expiration in accordance with
Section 12.3, the representations and warranties contained in Sections 5.1, 5.2,
5.3 and 5.15 hereof;

            (ii) the Retained Liabilities;

            (iii) noncompliance by Seller with any applicable bulk sales or transfer laws as provided in Section 7.7; or

            (iv) any breach by Seller of any Ancillary Agreement to which Seller is a party to the extent such Ancillary Agreement does not contain express indemnification provisions.

        (b) Buyer will indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, trustees, employees and agents (collectively with Seller and its Affiliates, the "SELLER INDEMNITEES") from and against any and all Indemnifiable Losses, as incurred, asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of:

            (i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement or, prior to their expiration in accordance with
Section 12.3, the representations and warranties contained in Sections 6.1, 6.2,
6.3 and 6.5 hereof;

            (ii) the Assumed Obligations;

            (iii) any obligation resulting from any action or inaction of Buyer
(A) under any Contract or warranty pursuant to Section 2.4(b) (whether acting as principal or representative and agent for Seller pursuant to Section 2.4(b) or otherwise) or (B) pursuant to any Transferable Permit in respect of which Seller remains the holder of record after the Closing Date pursuant to Section 7.3(c);

            (iv) any transfer, sales or excise tax obligations imposed on Seller for which Buyer is responsible under the terms of this Agreement or any Ancillary Agreement; or

            (v) any breach by Buyer of any Ancillary Agreement to the extent such Ancillary Agreement does not contain express indemnification provisions.

        (c) Any person entitled to receive indemnification under this Agreement having a claim under these indemnification provisions shall make a good faith effort to recover any Indemnifiable Losses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced to the extent that the relevant Buyer Indemnitee or Seller Indemnitee (each, an "INDEMNITEE") receives any insurance proceeds with respect to an Indemnifiable Loss and shall be (i) increased to take account of any Tax Cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any Tax Benefit realized by the Indemnitee arising from the incurrence or payment of any such Indemnifiable Loss. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Party required to provide indemnification hereunder (the "INDEMNIFYING PARTY") with respect to such Indemnifiable Loss.

        (d) To the fullest extent permitted by law, no Party nor any Buyer Indemnitee or any Seller Indemnitee shall be liable to any other Party or any other Buyer Indemnitee or Seller Indemnitee for any claims, demands or suits for consequential, incidental, special, exemplary, punitive, indirect or multiple damages connected with or resulting from any breach after the Closing Date of this Agreement (other than breach of this Article X) or the Ancillary Agreements (except to the extent expressly provided to the contrary in any Ancillary Agreement), or any actions undertaken in connection with or related hereto or thereto, including any such damages which are based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery.

        (e) The rights and remedies of Seller and Buyer under this Article X are, solely as between Seller and Buyer, exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement, the Ancillary Agreements (except to the extent expressly provided to the contrary in any Ancillary Agreement) or otherwise for monetary relief with respect to (i) any breach of, or failure to perform, any covenant or agreement set forth in this Agreement or the Ancillary Agreements by Seller or Buyer, (ii) any breach of any representation or warranty by Seller or Buyer, (iii) the Assumed Obligations or the Retained Liabilities, (iv) noncompliance by Seller with any bulk sales or transfer laws and (v) any obligation in respect of
Section 2.4 or Section 7.3. Each Party agrees that the previous sentence shall not limit or otherwise affect any non-monetary right or remedy which a Party may have under this Agreement or the Ancillary Agreements or otherwise limit or affect any Party's right to seek equitable relief, including the remedy of specific performance.

        (f) Buyer and Seller agree that, notwithstanding Section 10.1(e), each Party shall retain, subject to the other provisions of this Agreement, including Sections 10.1(d) and 12.3, all remedies at law or in equity with respect to (i) fraud or willful or intentional breaches of this Agreement or the Ancillary Agreements and (ii) gross negligence or willful or wanton acts or omissions to act of any Indemnitee (or any contractor or subcontractor thereof) after the Closing Date.

     Section 10.2  THIRD PARTY CLAIMS PROCEDURES.

        (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any person who is not a Party or an Affiliate of a Party (a "THIRD PARTY CLAIM") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) Business Days after the Indemnitee's receipt of notice of such Third Party Claim; PROVIDED, HOWEVER, that a failure to give timely notice will not affect the rights or obligations of any Indemnitee except if, and only to the extent that, as a result of such failure, the Indemnifying Party was actually prejudiced. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.

        (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; PROVIDED, HOWEVER, that such counsel is not reasonably objected to by the Indemnitee; and PROVIDED FURTHER that the Indemnifying Party first admits in writing its liability to the Indemnitee with respect to all material elements of such claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnitee will (i) cooperate in all reasonable respects with the Indemnifying Party in connection with such defense, (ii) not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent and (iii) agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim. In the event the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnitee shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnitee may defend the same in such manner as it may deem appropriate, including settling such claim or litigation after giving notice to the Indemnifying Party of the terms of the proposed settlement and the Indemnifying Party will promptly reimburse the Indemnitee upon written request. Anything contained in this Agreement to the contrary notwithstanding, no Indemnifying Party shall be entitled to assume the defense of any Third Party Claim if such Third Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnitee which, if successful, would materially adversely affect the business of the Indemnitee.

                                   ARTICLE XI
                                   ----------
                                   TERMINATION

     Section 11.1 TERMINATION.

        (a) This Agreement may be terminated at any time prior to the Closing by an instrument in writing signed on behalf of each of the Parties.

        (b) Except as provided for in Section 8.1(a), this Agreement may be terminated by Seller or Buyer if the Closing shall not have occurred on or before the date that is 12 months from the date of this Agreement (the "TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

        (c) This Agreement may be terminated by any Party if any Restraint having any of the effects set forth in Section 8.1(b) shall be in effect and shall have become final and nonappealable; PROVIDED, HOWEVER, that the Party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint.

        (d) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Parties, in accordance with the provisions of Section 7.12(b), provided that the Party seeking to so terminate shall have complied with its obligations under Section 7.12.

                                  ARTICLE XII
                                  -----------
                            MISCELLANEOUS PROVISIONS

     Section 12.1 EXPENSES. Except to the extent specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

     Section 12.2 AMENDMENT AND MODIFICATION; EXTENSION; WAIVER. This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. The Parties may (i) extend the time for the performance of any of the obligations or other acts of a Party, (ii) waive any inaccuracies in the representations and warranties of a Party contained in this Agreement or (iii) waive compliance by a Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of the Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of all Parties. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 12.3 NO SURVIVAL OF REPRESENTATIONS OR WARRANTIES; SURVIVAL OF COVENANTS. Each and every representation and warranty contained in this Agreement, other than the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.15 and Sections 6.1, 6.2, 6.3 and 6.5 (which representations and warranties shall survive for 18 months from the Closing Date), shall expire with, and be terminated and extinguished by the Closing and no such representation or warranty shall survive the Closing Date. From and after the Closing Date, none of Seller, Buyer or any officer, director, trustee or Affiliate of any of them shall have any liability whatsoever with respect to any such representation or warranty. The expiration of the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.15 and Sections 6.1, 6.2,
6.3 and 6.5 shall not affect the Parties' obligations under Article X if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration. All agreements and covenants of the Parties herein shall survive the Closing.

     Section 12.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                  if to Seller, to:

                           Central Hudson Gas & Electric Corporation
                           284 South Avenue
                           Poughkeepsie, NY 12601-4879
                           Telecopier:  (914) 486-5782
                           Attention:  Ronald P. Brand, Senior Vice President

                  with a copy to:

                           Dickstein Shapiro Morin & Oshinsky LLP
                           2101 L Street, N.W.
                           Washington, DC  20037
                           Telecopier:  (202) 887-0689
                           Attention:  Kenneth M. Simon, Esq.

                  if to Buyer, to:

                           Dynegy Power Corp.
                           1000 Louisiana Street, Suite 5800
                           Houston, TX  77002
                           Telecopier:  (713) 767-8513
                           Attention:  Edward P. Hermann
                                       Senior Director - Project Acquisitions

                  with a copy to:

                           Dynegy Power Corp.
                           1000 Louisiana Street, Suite 5800
                           Houston, TX  77002
                           Telecopier: (713) 767-8510
                           Attention:  Tim Beverick, Esq.


     Section 12.5  ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.

        (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Parties, except (i) in the case of Seller (A) to an Affiliate of Seller or a third party in connection with the transfer of any of the Retained Assets to such Affiliate or third party, or (B) to a lending institution or trustee in connection with a pledge or granting of a security interest in all or any part of any of the Retained Assets or this Agreement and (ii) in the case of Buyer (A) prior to the Closing, to one or more wholly-owned subsidiaries of Buyer or lending institutions or other institutional investors acting as lessor to Buyer or one or more wholly-owned subsidiaries of Buyer, so long as Guarantor shall have duly executed and delivered a guarantee of such assigned obligations in the form of the Guarantee Agreement and such assignment is for all of Buyer's rights, interests and obligations hereunder associated with the asset(s) subject to any such assignment, (B) to an Affiliate of Buyer in connection with the transfer of the Auctioned Assets to such Affiliate and (C) to a lending institution or trustee in connection with a pledge or granting of a security interest in the Auctioned Assets and this Agreement; PROVIDED, HOWEVER, that no assignment or transfer of rights or obligations by any Party shall relieve it from the full liabilities and the full financial responsibility, as provided for under this Agreement, unless and until the transferee or assignee shall agree in writing to assume such obligations and duties and the other Party has consented in writing to such assumption.

        (b) Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person, including, with respect to continued or resumed employment, any employee or former employee of Seller (including any beneficiary or dependent thereof). No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

     Section 12.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

     Section 12.7 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     Section 12.8 INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in the Ancillary Agreements and any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

     Section 12.9  JURISDICTION AND ENFORCEMENT.

        (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, Dutchess County and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of New York or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, Dutchess County. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in
Section 12.4 (or such other address specified by such Party from time to time pursuant to Section 12.4) shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, Dutchess County and (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        (b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Ancillary Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to enforce specifically the terms and provision of this Agreement or any Ancillary Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 12.10 ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements including the Appendices, Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby, embody the entire agreement and understanding of the Seller, on the one hand, and Buyer, on the other, in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement and the Ancillary Agreements supersede all prior agreements and understandings between Seller, on the one hand, and Buyer, on the other, with respect to the transactions contemplated by this Agreement. The Parties acknowledge and agree that the Confidentiality Agreement dated April 3, 2000 entered into by them remains in full force and effect.

     Section 12.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have caused this Asset Purchase and Sale Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                  CENTRAL HUDSON GAS & ELECTRIC CORPORATION



                                  By: /s/ RONALD P. BRAND
                                      -----------------------------------
                                       Name:
                                       Title:




                                  DYNEGY POWER CORP.



                                  By: /s/ E. P. HERMANN
                                     ------------------------------------
                                       Name:
                                       Title:

STATE OF NEW YORK                                 )
                                                  ) SS:
COUNTY OF NEW YORK                                )




             On this 4th day of August 2000, before me personally appeared Ronald P. Brand, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person on behalf of which the individual(s) acted, executed the instrument.




                                                          /s/ MADELINE BERNARD
                                                          --------------------
                                                          Notary


                                                          [Notary Stamp]

STATE OF NEW YORK                                 )
                                                  ) SS:
COUNTY OF NEW YORK                                )




             On this 4th day of August 2000, before me, the undersigned, personally appeared Edward P. Hermann, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is
(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person on behalf of which the individual(s) acted, executed the instrument.




                                                          /s/ MADELINE BERNARD
                                                          --------------------
                                                          Notary


                                                          [Notary Stamp]

                                   Appendix A

                                   Definitions


             As used in this Agreement, the following terms have the meanings set forth below:


             "ACCOUNTANTS" shall have the meaning set forth in Section 3.2(b).


             "ADJUSTMENT PERIOD" shall have the meaning set forth in Section
9.1.


             "ADJUSTMENTS" shall have the meaning set forth in Section 9.1.


             "AFFILIATE" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.


             "AGGREGATE ACCOUNT" shall have the meaning set forth in Section
9.1.


             "AGREEMENT" shall have the meaning set forth in the Preamble.


             "ALLOCATION" shall have the meaning set forth in Section 3.3.


             "ANCILLARY AGREEMENTS" means the Purchase Price Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Guarantee Agreement, the Interconnection Agreement, the Local Area Support Agreement, the Transition Power Agreement, the Easement Agreement, the Deed and any other agreement to which Buyer and Seller are party and which is expressly identified by its terms as an Ancillary Agreement hereunder.


             "APPLICABLE LAW" shall have the meaning set forth in Section 3.3.


             "ASSIGNMENT AND ASSUMPTION AGREEMENT" means that Assignment and Assumption Agreement, to be entered into at the Closing by Buyer and Seller, in substantially the form as EXHIBIT B hereto.


             "ASSUMED CONSENT ORDER OBLIGATIONS" shall have the meaning set forth in Section 2.3(a)(iv).


             "ASSUMED OBLIGATIONS" shall have the meaning set forth in Section 2.3(a).


             "AUCTIONED ASSETS" shall have the meaning set forth in Section 2.2(a).


             "BANK" shall have the meaning set forth in Section 9.1.


             "BENEFIT PLANS" shall have the meaning set forth in Section 5.12.


             "BILL OF SALE" means that certain Bill of Sale, to be entered into at the Closing by Buyer and Seller, in substantially the form as EXHIBIT C hereto.


             "BOND COUNSEL" shall have the meaning set forth in Section 7.13.


             "BONUS" shall have the meaning set forth in Section 9.1.


             "BUSINESS DAY" means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York City, New York are authorized or required by law or other action of a Governmental Authority to close.


             "BUYER" shall have the meaning set forth in the Preamble.


             "BUYER BENEFIT PLANS" shall have the meaning set forth in Section 9.1.


             "BUYER FACILITIES" means the facilities owned or operated by Buyer which are located on that portion of the Seller Real Estate subject to the easement or right-of-way granted to Buyer by Seller under the Easement Agreement.


             "BUYER INDEMNITEES" shall have the meaning set forth in Section 10.1(a).


             "BUYER MATERIAL ADVERSE EFFECT" means any change or event which would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, the Agreement and the Ancillary Agreements.


             "BUYER REAL ESTATE" shall have the meaning set forth in Section 2.2(a)(i).


             "BUYER REQUIRED REGULATORY APPROVALS" shall have the meaning set forth in Section 6.3(b).


             "BUYER'S DEFINED BENEFIT PLAN" shall have the meaning set forth in
Section 9.1.


             "BUYER'S DEFINED CONTRIBUTION PLAN" shall have the meaning set forth in Section 9.1.


             "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1984.


             "CAPITAL SPARE PARTS" means the major equipment items that are listed on SCHEDULE 2.2(a)(ii).


             "CLOSING" shall have the meaning set forth in Section 4.1.


             "CLOSING DATE" shall have the meaning set forth in Section 4.1.


             "CODE" means the Internal Revenue Code of 1986, as amended.


             "COMMUNICATIONS EQUIPMENT" means the equipment, systems, switches and lines used in connection with voice, data and other communications activities.


              "CON EDISON" means Consolidated Edison Company of New York, Inc., a New York corporation.


             "CONFIDENTIAL MEMORANDUM" means the Confidential Offering Memorandum, prepared on behalf of Seller, describing, among other things, the Generating Facilities, and the materials delivered with such Confidential Offering Memorandum, as such Confidential Offering Memorandum and such materials may have been amended or supplemented.


             "CONTRACTS" shall have the meaning set forth in Section 2.2(a)(iv).


             "DANSKAMMER STATION" means the Danskammer Generating Station, consisting of four steam generating units, two emergency diesel generators and associated generating facilities, located in Newburgh, New York.


             "DANSKAMMER SUBSTATION" means the electric substation located at the Danskammer Station.


             "DEED" shall have the meaning set forth in Section 8.2(d)(i).


             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


             "ERISA AFFILIATE" shall have the meaning set forth in Section 5.12.


             "EASEMENT AGREEMENT" mean the Easement Agreement, to be entered into at the Closing by Buyer and Seller, in substantially the form of EXHIBIT D hereto.


             "EMISSION REDUCTION CREDITS" means credits, in units that are established by the environmental regulatory agency with jurisdiction over the source or facility that has obtained the credits, resulting from a reduction in the emissions of air pollutants from an emitting source or facility (including, and to the extent allowable under applicable law, reductions from retirements, control of emissions beyond that required by applicable law and fuel switching), that: (i) have been certified by NYSDEC, as complying with the law and regulations of the State of New York governing the establishment of such credits; or (ii) have been certified by any other applicable regulatory authority as complying with the law and regulations governing the establishment of such credits. Emission Reduction Credits include certified air emissions reductions, as described above, regardless of whether the regulatory agency certifying such reductions designates such certified air emissions reductions by a name other than "emissions reduction credits", but do not include SO2 Allowances or NOx Allowances.


             "ENCUMBRANCES" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, exceptions, conservation easements, rights-of-way, easements, licenses, deed covenants, deed restrictions, encumbrances and charges of any kind.


             "ENVIRONMENTAL LAWS" means all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives or orders (including consent orders) and Environmental Permits, in each case, relating to pollution or protection of the environment or natural resources, including laws relating to Releases or threatened Releases, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, arrangement for disposal, transport, recycling or handling, of Hazardous Substances.


             "ENVIRONMENTAL LIABILITY" means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, including: (i) remediation costs, engineering costs, environmental consultant fees, laboratory fees, permitting fees, investigation costs and defense costs and attorneys' fees and expenses; (ii) any claims, demands and causes of action relating to or resulting from any personal or bodily injury (including but not limited to wrongful death, pain, suffering and loss of consortium), property damage (real or personal) (including but not limited to nuisance, trespass and diminution of value) or natural resource damage; and (iii) any penalties, fines or costs of any kind associated in any way with the failure to comply with any Environmental Law.


             "ENVIRONMENTAL PERMITS" means the permits, licenses, consents, approvals and other governmental authorizations with respect to Environmental Laws relating primarily to the power generation operations of the Generating Facilities.


             "ESCROW AGENT" shall have the meaning set forth in Section 9.1.


             "ESCROW FUND" shall have the meaning set forth in Section 9.1.


             "ESTIMATED INVENTORY ADJUSTMENT AMOUNT" shall have the meaning set forth in Section 4.2(b).


             "EXEMPTED FACILITIES" shall have the meaning set forth in Section 7.13(a).


             "FERC" means the Federal Energy Regulatory Commission.



             "FILED SELLER SEC DOCUMENTS" means the reports, schedules, forms, statements and other documents filed after December 31, 1997 by Seller with the Securities and Exchange Commission, and publicly available prior to the date of the Agreement.


             "FINAL ALLOCATION" shall have the meaning set forth in Section 3.3.


             "GAAP" shall have the meaning set forth in Section 1.2.


             "GENERATING FACILITIES" means the Danskammer Station and related facilities, as more fully described on SCHEDULE 2.2(a)(iii) and SCHEDULE 5.5(A) hereto.


             "GOOD UTILITY PRACTICE" means any of the applicable practices, methods and acts:

            (i) required by FERC, NPCC, NERC, NYSRC, the NYISO, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof;

            (ii) required by applicable law or regulation;

            (iii) required by the policies and standards of Seller relating to emergency operations;

            (iv) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period;

which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with applicable law, regulation, good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

             "GOVERNMENTAL AUTHORITY" means any court, administrative or regulatory agency or commission or other governmental entity or instrumentality, domestic, foreign or supranational or any department thereof.


             "GREENHOUSE GAS EMISSION REDUCTION CREDITS" mean with respect to a Federal or state law or regulation that imposes, or may at any time after the Closing Date impose, a quantitative limitation on greenhouse gas emissions, or taxes such emissions, an authorization to emit a unit of greenhouse gases or a credit against such quantitative limit or taxes with respect to recognized reductions in greenhouse gases, where greenhouse gases include carbon dioxide, methane, nitrous oxide, hydrofluorcarbons, perfluorocarbons, and/or sulfur hexafluoride.


             "GUARANTEE AGREEMENT" means the Guarantee Agreement to be entered into by Guarantor, Seller, Con Edison and Niagara Mohawk substantially in the form of EXHIBIT E hereto.


             "GUARANTOR" means the "Guarantor" under the Guarantee Agreement.


             "HAZARDOUS SUBSTANCES" means (i) any petrochemical or petroleum products, crude oil or any fraction thereof, ash, radioactive materials, radon gas, asbestos in any form or concentration, urea formaldehyde foam insulation or polychlorinated biphenyls in any concentration, (ii) any chemicals, materials, substances or wastes defined as, included in, or that are alleged or determined by any person or Governmental Authority to be included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "PCBs," "contaminants," "asbestos" or "pollutants" or similar term in any Environmental Law, (iii) any other chemical, material, substance or waste which is prohibited, limited or regulated by any Environmental Law, or (iv) any noise, electromagnetic radiation, and any other substance or energy which causes or is alleged to cause any Environmental Liability.


             "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


             "IBEW" shall have the meaning set forth in Section 9.1.


             "IBEW COLLECTIVE BARGAINING AGREEMENT" shall have the meaning set forth in Section 9.1.


             "IRS" means the United States Internal Revenue Service.

             "INCOME TAX" means any Federal, state, local or foreign Tax or surtax (i) based upon, measured by or calculated with respect to income, profits or receipts (including the New York State Gross Receipts Tax (including the excess dividends tax), any and all municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i), in each case, together with any interest, penalties, or additions to such Tax.


             "INDEMNIFIABLE LOSS" shall have the meaning set forth in Section 10.1(a).


             "INDEMNIFYING PARTY" shall have the meaning set forth in Section 10.1(c).


             "INDEMNITEE" shall have the meaning set forth in Section 10.1(c).


             "INTERCHANGE METERS" means all MWh and MVarh meters, pulse isolation relays, pulse conversion relays, transducers required by Central Hudson or the NYISO for billing or other purposes, and associated totalizing equipment, appurtenances and compensation, required to measure the transfer of energy across the Point of Interconnection.


             "INTERCONNECTION AGREEMENT" means the Interconnection Agreement, to be entered into at the Closing by Seller and Buyer, substantially in the form of EXHIBIT F hereto.


             "INTERCONNECTION FACILITIES" means those items of switching equipment, switchyard controls, protective relays and related facilities of Seller that are used by Seller in connection with the provision of Interconnection Services.


             "INTERCONNECTION SERVICES" shall have the meaning set forth in the Interconnection Agreement.


             "INVENTORY ADJUSTMENT AMOUNT" shall have the meaning set forth in
Section 3.2(a).


             "INVENTORY ADJUSTMENT DATE" shall have the meaning set forth in
Section 3.2(c).


             "INVENTORY ADJUSTMENT STATEMENT" shall have the meaning set forth in Section 3.2(a).


             "INVENTORY SURVEY" shall have the meaning set forth in Section 3.2(a).


             "KNOWLEDGE" means the actual knowledge (without independent inquiry) of the senior officers of the specified person, which senior officers are charged with the responsibility for the particular function as of the date of the Agreement, or with respect to any certificate delivered pursuant to the Agreement, the date of delivery of such certificate.


             "LOANS" shall have the meaning set forth in Section 9.1.


             "LOCAL AREA SUPPORT AGREEMENT" means the Local Area Support Agreement, to be entered into at the Closing by Seller and Buyer, substantially in the form of EXHIBIT G hereto.


             "MANAGEMENT EMPLOYEE" shall have the meaning set forth in Section 9.1.


             "MANAGEMENT PACKAGE" shall have the meaning set forth in Section
9.1.


             "MATERIAL ADVERSE EFFECT" means any change, or effect on the Auctioned Assets, that, is materially adverse to the business, operations or condition (financial or otherwise), of the Auctioned Assets, taken as a whole, other than (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail energy, capacity or ancillary services electric power markets, (ii) any change or effect resulting from changes in the international, national, regional or local markets for fuel,
(iii) any change or effect resulting from changes in the national, regional or local electric transmission systems, (iv) any change or effect resulting from any bid cap, price limitation, market power mitigation measure, or other regulatory or legislative measure in respect of transmission services, rights or access or the wholesale or retail energy, capacity or ancillary services markets adopted or approved (or failed to be adopted or approved) by FERC, the PSC or any other Governmental Authority or proposed (or failed to be adopted or proposed) by any person, (v) any change or effect resulting from any regulation, rule, procedure or order adopted or proposed by or with respect to, or related to, the NYISO, (vi) any change or effect resulting from any action or measure taken or adopted, or proposed to be taken or adopted, by any local, state, regional, national or international reliability organization, (vii) any change resulting from the failure of any employees not to be employed by Buyer following the Closing, (viii) any changes in law, or any judgments, orders or decrees that apply generally to similarly situated persons, and (ix) any materially adverse change in or effect on the Auctioned Assets which is cured by Seller before the Closing Date (which cure for purposes hereof shall include any reduction by Seller in the Purchase Price substantially equal to the reduction in value of the Auctioned Assets resulting from such change or effect).


             "MATERIAL CONTRACTS" shall have the meaning set forth in Section 5.7(a).


             "NERC" means the North American Electric Reliability Council and any successor entity thereto.


             "NPCC" means the Northeast Power Coordinating Council or any successor thereto.


             "NOx ALLOWANCES" means nitrogen oxide allowances that have been allocated to Seller for the Danskammer Station by NYSDEC under the State of New York's NOx Budget Program authorizing the emission of one ton of nitrogen oxide during the specified control period.


             "NYISO" means (i) the New York Independent System Operator and (ii) if the New York Independent System Operator is no longer the independent system operator for the bulk power transmission system, then any successor thereto performing similar functions in the Mid-Hudson Region of the State of New York, including any regional transmission organization, independent system operator, transco, and any other independent system administrator that possesses operational control over the bulk power transmission system.


             "NYSDEC" means the New York State Department of Environmental Conservation and any successor thereto.


             "NYSRC" means the New York State Reliability Council and any successor thereto.


             "NIAGARA MOHAWK" means Niagara Mohawk Power Corporation, a New York corporation.


             "OFF-SITE" means any location at which Seller prior to the Closing Date disposed or arranged for the disposal of Hazardous Substances, provided that "Off-Site" shall not include the Auctioned Assets or any location to or under which Hazardous Substances at any time disposed of, present or Released on, at, under or from the Auctioned Assets have migrated or may migrate in the future.


             "OPERATING RECORDS" shall have the meaning set forth in Section 2.2(a)(viii).


             "PBGC" shall have the meaning set forth in Section 5.12.


             "PBGC RATES" shall have the meaning set forth in Section 9.1.


             "PSC" means the New York State Public Service Commission.



             "PUHCA" means the Public Utility Holding Company Act of 1935.


             "PARTY" shall have the meaning set forth in the Preamble.


             "PERMITS" means the permits, licenses, consents, approvals and other governmental authorizations (other than with respect to Environmental
Laws) relating primarily to the power generation operations of the Generating Facilities.


             "PERMITTED CAPITAL EXPENDITURES" shall have the meaning set forth in Section 7.1(b)(ix).


             "PERMITTED CAPITAL EXPENDITURES AMOUNT" shall have the meaning set forth in Section 4.2(a).


             "PERMITTED CAPITAL EXPENDITURES REPORT" shall have the meaning set forth in Section 4.2(b).


             "PERMITTED EXCEPTIONS" means (i) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary encumbrances which are set forth in any Permits or Environmental Permits, (ii) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, (iii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity of which are being contested in good faith by appropriate proceedings, (iv) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business, (v) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (vi) the title matters listed on SCHEDULE 5.5(c) to the Agreement (other than Encumbrances securing Seller's indebtedness for borrowed money other than those covered by clause (xi) below), (vii) all matters disclosed on that map listed on
SCHEDULE 5.5(b) to the Agreement and any other facts that would be disclosed by an accurate survey and physical inspection of the Buyer Real Estate, (viii) Encumbrances, easements or other restrictions created pursuant to or contemplated by any Ancillary Agreement, (ix) Encumbrances of record (other than Encumbrances securing Seller's indebtedness for borrowed money other than those covered by clause (xi) below) or Encumbrances otherwise disclosed to Buyer in the Agreement or the Ancillary Agreements with respect thereto, (x) restrictions and regulations imposed by the NYISO, any Governmental Authority or any local, state, regional, national or international reliability council, (xi) any Encumbrances that are released or otherwise terminated at or prior to Closing, and (xii) such other Encumbrances or imperfections in or failure of title which would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the Auctioned Assets as currently conducted and do not create a Material Adverse Effect.


             "PERSON" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or Governmental Authority.


             "POINT OF INTERCONNECTION" shall have the meaning set forth in the Interconnection Agreement.


             "PRORATED ITEMS" shall have the meaning set forth in Section 2.3(a)(viii).


             "PROTECTIVE RELAYING SYSTEM" means the system relating to the Generating Facilities comprised of components collectively used to detect defective power system elements or other conditions of an abnormal nature, initiate appropriate control circuit action in response thereto and isolate the appropriate system elements in order to minimize damage to equipment and interruption to service.


             "PURCHASE PRICE" shall have the meaning set forth in the Purchase Price Agreement.


             "PURCHASE PRICE AGREEMENT" means the Purchase Price Agreement entered into on the date hereof by Seller, Con Edison, Niagara Mohawk and Buyer, substantially in the form of EXHIBIT H hereto.


             "REGULATORY MATERIAL ADVERSE EFFECT" shall occur where the Required Regulatory Approval contains terms and conditions that are materially adverse to Seller taken as a whole.


             "RELEASE" means any release, spill, emission, emanation, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.


             "REPLACEMENT WELFARE PLANS" shall have the meaning set forth in
Section 9.1.


             "REQUIRED REGULATORY APPROVALS" means with respect to a Party, any consent or approval of, filing with, or notice to, any Governmental Authority that is necessary for the execution and delivery of the Agreement and the Ancillary Agreements by such Party or the consummation thereby of the transactions contemplated hereby.


             "RESTRAINTS" shall have the meaning set forth in Section 8.1(b).


             "RETAINED ASBESTOS-RELATED CLAIMS" shall have the meaning set forth in Section 2.3(b)(iii).


             "RETAINED ASSETS" shall have the meaning set forth in Section
2.2(b).


             "RETAINED LIABILITIES" shall have the meaning set forth in Section 2.3(b).


             "RETIREMENT INCOME PLAN" shall have the meaning set forth in
Section 9.1.


             "REVENUE BONDS" shall have the meaning set forth in Section 7.13.


             "ROSETON ASSET SALE AGREEMENT" means the Asset Purchase and Sale Agreement for the sale of the Roseton Generating Station, dated the date hereof, by and among Seller, Con Edison, Niagara Mohawk and Buyer.


             "SELLER" shall have the meaning set forth in the Preamble.


             "SELLER CONSENT ORDERS" shall have the meaning set forth in Section 2.3(a)(iv).


             "SELLER FACILITIES" means those facilities owned or operated by Central Hudson which are located on that portion of the Buyer Real Estate subject to the easement and right-of-way granted to Central Hudson by Buyer under the Easement Agreement.


             "SELLER INDEMNITEES" shall have the meaning set forth in Section 10.1(b).


             "SELLER REAL ESTATE" means all real property and leaseholds or other interests in real property of Seller (including the premises on which the Danskammer Substation is located), other than Buyer Real Estate.


             "SELLER REQUIRED REGULATORY APPROVALS" shall have the meaning set forth in Section 5.3(b).


             "SO2 ALLOWANCES" mean sulfur dioxide allowances that have been allocated to Seller for the Generating Facilities by the Administrator of the United States Environmental Protection Agency under Title IV of the Clean Air Act authorizing the emission of one ton of sulfur dioxide per allowance during or after a specified calendar year.


             "TAX BENEFIT" means, with respect to any Indemnifiable Loss for any person, the positive excess, if any, of the Tax liability of such person without regard to such Indemnifiable Loss over the Tax liability of such person taking into account such Indemnifiable Loss, with all other circumstances remaining unchanged.


             "TAX COST" means, with respect to any indemnity payment for any person, the positive excess, if any, of the Tax liability of such person taking such indemnity payment into account over the Tax liability of such person without regard to such payment, with all other circumstances remaining unchanged.


             "TAX RETURN" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes, including amendments thereto.


             "TAXES" means all taxes, surtaxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state or local or foreign taxing authority, including Income Taxes, excise, property, sales, transfer, franchise, special franchise, payroll, recording, withholding, social security or other taxes, or any liability for taxes incurred by reason of joining in the filing of any consolidated, combined or unitary Tax Returns, in each case including any interest, penalties or additions attributable thereto; PROVIDED, HOWEVER, that "Taxes" shall not include sewer rents or charges for water.


             "TERMINATION DATE" shall have the meaning set forth in Section 11.1(b).


             "THIRD PARTY CLAIM" shall have the meaning set forth in Section 10.2(a).


             "TRANSFERABLE PERMITS" shall have the meaning set forth in Section 2.2(a)(v).


             "TRANSFERRED NOx ALLOWANCES" shall have the meaning set forth in
Section 2.2(a)(vii).


             "TRANSFERRED SO2 ALLOWANCES" shall have the meaning set forth in
Section 2.2(a)(vi).


             "TRANSFERRED EMPLOYEE RECORDS" shall have the meaning set forth in
Section 2.2(a)(viii).


             "TRANSFERRED EMPLOYEES" shall have the meaning set forth in Section 9.1.


             "TRANSFERRED MANAGEMENT EMPLOYEE" shall have the meaning set forth in Section 9.1.


             "TRANSFERRED UNION EMPLOYEE" shall have the meaning set forth in
Section 9.1.


             "TRANSITION POWER AGREEMENT" means the Transition Power Agreement, to be entered into at the Closing by Seller and Buyer, substantially in the form of EXHIBIT I hereto.


             "TRANSMISSION SYSTEM" shall have the meaning set forth in Section 2.2(b)(i).


             "WARN ACT" means the Worker Adjustment Retraining and Notification Act of 1988, as amended.